Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
ISABELLA BANK CORPORATION,
GRAND RIVER COMMERCE, INC.
and
401 MERGER SUB, INC.
_____________________
Dated as of June 11, 2026

TABLE OF CONTENTS
ARTICLE I
THE MERGER
1.1    The Merger    2
1.2    Closing    2
1.3    Effective Time    2
1.4    Effects of the Merger    2
1.5    Isabella Common Stock.    2
1.6    Merger Sub Common Stock.    3
1.7    Grand River Common Stock.    3
1.8    Articles of Incorporation of Interim Surviving Corporation    3
1.9    Bylaws of Interim Surviving Corporation    3
1.10    Directors and Officers of Interim Surviving Corporation    3
1.11    Second Step Merger    3
1.12    Bank Merger    4
1.13    Tax Consequences    4
ARTICLE II

EXCHANGE OF SHARES
2.1    Merger Consideration    5
2.2    Proration    7
2.3    Rights as Shareholders; Stock Transfers    9
2.4    Election and Exchange Procedures    9
2.5    Anti-Dilution Provisions    12
2.6    Reservation of Shares    13
2.7    Treatment of Equity Awards    13
2.8    Dissenters’ Rights    14
2.9    Withholding    14
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GRAND RIVER
3.1    Corporate Organization    15
3.2    Capitalization    17
3.3    Authority; No Violation    18
3.4    Consents and Approvals    20
3.5    Reports    20
3.6    Financial Statements    21
3.7    Broker’s Fees    22
3.8    Absence of Certain Changes or Events    23
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3.9    Legal Proceedings    23
3.10    Taxes and Tax Returns    23
3.11    Employees and Employee Benefit Plans    25
3.12    Compliance with Applicable Law    29
3.13    Certain Contracts    30
3.14    Agreements with Regulatory Agencies    32
3.15    Risk Management Instruments    32
3.16    Environmental Matters    33
3.17    Investment Securities and Commodities    33
3.18    Real Property    33
3.19    Intellectual Property; Company Systems    34
3.20    Related Party Transactions    36
3.21    State Takeover Laws    36
3.22    Reorganization    36
3.23    Opinion    36
3.24    Grand River Information    37
3.25    Loan Portfolio    37
3.26    Insurance    38
3.27    Subordinated Indebtedness    39
3.28    No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.    39
3.29    No Other Representations or Warranties.    39
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ISABELLA AND MERGER SUB
4.1    Corporate Organization    40
4.2    Capitalization    41
4.3    Authority; No Violation    42
4.4    Consents and Approvals    43
4.5    Reports; Certain Contracts    44
4.6    Financial Statements    45
4.7    Broker’s Fees    47
4.8    Absence of Certain Changes or Events    47
4.9    Legal Proceedings    47
4.10    Taxes and Tax Returns    47
4.11    Employees and Employee Benefit Plans    48
4.12    Compliance with Applicable Law    49
4.13    Agreements with Regulatory Agencies    50
4.14    Risk Management Instruments    51
4.15    Environmental Matters    51
4.16    Investment Securities and Commodities    51
4.17    Real Property    51
4.18    Intellectual Property; Company Systems    52
4.19    State Takeover Laws    53
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4.20    Reorganization    53
4.21    Isabella Information    54
4.22    Loan Portfolio    54
4.23    Insurance    54
4.24    No Financing    55
4.25    No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.    55
4.26    No Other Representations or Warranties.    55
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Grand River Conduct of Businesses Prior to the Effective Time    56
5.2    Grand River Forbearances    56
5.3    Isabella Conduct of Business Prior to the Effective Time    60
5.4    Isabella Forbearances    60
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    Regulatory Matters    61
6.2    Access to Information; Confidentiality    62
6.3    Non-Control    63
6.4    Shareholder Approval    63
6.5    Legal Conditions to Merger    65
6.6    Stock Exchange Listing    65
6.7    Employee Matters    65
6.8    Indemnification; Directors’ and Officers’ Insurance    68
6.9    Additional Agreements    69
6.10    Advice of Changes    69
6.11    Litigation    70
6.12    Acquisition Proposals    70
6.13    Public Announcements    72
6.14    Change of Method    72
6.15    Takeover Statutes    72
6.16    Treatment of Grand River Debt    73
6.17    Operating Functions    73
6.18    Exemption from Liability under Section 16(b)    73
6.19    Conduct of Merger Sub    73
6.20    Allowance for Credit Losses    73
6.21    Dissolution of Subsidiary    74
6.22    Articles of Amendment; Special Meeting of Grand River Shareholders    74
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ARTICLE VII

CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation to Effect the Mergers    75
7.2    Conditions to Obligations of Isabella and Merger Sub    75
7.3    Conditions to Obligations of Grand River    77
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1    Termination    78
8.2    Effect of Termination    79
ARTICLE IX

GENERAL PROVISIONS
9.1    Nonsurvival of Representations, Warranties and Agreements    81
9.2    Amendment    81
9.3    Extension; Waiver    81
9.4    Expenses    81
9.5    Notices    81
9.6    Interpretation    82
9.7    Counterparts    83
9.8    Entire Agreement    83
9.9    Governing Law; Jurisdiction    83
9.10    Waiver of Jury Trial    84
9.11    Assignment; Third-Party Beneficiaries    84
9.12    Specific Performance    85
9.13    Severability    85
9.14    Confidential Supervisory Information    85
9.15    Delivery by Electronic Transmission    85

Exhibit A – Bank Merger Agreement
Exhibit B – Form of Grand River Voting Agreement

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INDEX OF DEFINED TERMS
Page
2026 Convertible Debt    17
Acquisition Proposal    71
Adjusted Equity    6
affiliate    83
Aggregate Cash Consideration    5
Aggregate Stock Consideration    6
Agreement    1
Appraisal Demand    14
Articles of Amendment Recommendation Change    74
Audited Financial Statements    21
Bank Merger    1
Bank Merger Agreement    1
Bank Merger Certificates    4
Bank Merger Effective Time    4
BHC Act    15
BOLI    38
Borrower    37
Brean Capital    22
business day    83
Cash Conversion Number    7
Cash Election    5
Cash Election Shares    5
Certificate    9
Chosen Courts    84
Closing    2
Closing Date    2
Code    1
Confidentiality Agreement    63
Continuation Period    65
Continuing Employees    65
DIF    16
DIFS    20
Dissenting Shares    14
Dissolved Subsidiary    17
DOL    25
Effective Time    2
Election    9
Election Deadline    9
Enforceability Exceptions    19
Environmental Laws    33
ERISA    25
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Exchange Act    36
Exchange Agent    9
Exchange Ratio    6
FDIC    16
Federal Reserve Board    20
Financial Statements    21
First Step Articles of Merger    2
Form of Election    9
GAAP    15
Governmental Entity    20
Grand River    1
Grand River 401(k) Plan    67
Grand River Articles    3
Grand River Articles of Amendment    74
Grand River Articles of Amendment Board Recommendation    74
Grand River Articles of Amendment Meeting    74
Grand River Articles of Amendment Proxy Statement    74
Grand River Bank    1
Grand River Benefit Plans    25
Grand River Board Recommendation    64
Grand River Bylaws    3
Grand River Common Stock    3
Grand River Contract    31
Grand River Disclosure Schedule    15
Grand River Equity Awards    13
Grand River Equity Plans    13
Grand River ERISA Affiliate    25
Grand River Expenses    7
Grand River Indemnified Parties    68
Grand River Leased Real Property    34
Grand River Meeting    63
Grand River Owned Properties    33
Grand River PTO Policies    67
Grand River Qualified Plans    26
Grand River Real Estate Leases    34
Grand River Regulatory Agreement    32
Grand River Restricted Stock Award    13
Grand River Stock Option    13
Grand River Subsidiary    16
Grand River Systems    35
Grand River Voting Agreements    2
Intellectual Property    35
Interim Surviving Corporation    1
IRS    25
Isabella    1
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Isabella 401(k) Plan    67
Isabella Bank    1
Isabella Benefit Plans    48
Isabella Common Stock    2
Isabella Contract    45
Isabella Disclosure Schedule    39
Isabella Equity Awards    41
Isabella ERISA Affiliate    48
Isabella Financial PTO Policy    67
Isabella Leased Real Property    52
Isabella Owned Properties    51
Isabella Real Estate Leases    52
Isabella Regulatory Agreement    50
Isabella Reports    44
Isabella Restricted Stock Awards    41
Isabella Stock Options    41
Isabella Stock Plans    41
Isabella Subsidiary    40
Isabella Systems    52
knowledge    83
Laws    29
Liens    18
Litigation    70
Loan Participation    37
Loans    37
Mailing Date    9
Material Adverse Effect    15
Materially Burdensome Regulatory Condition    62
MBCA    2
Measurement Date    6
Merger    1
Merger Consideration    6
Merger Sub    1
Merger Sub Bylaws    40
Merger Sub Charter    40
Merger Sub Common Stock    3
Mergers    1
Michigan LARA    2
Minimum Allowance Amount    73
Minimum Equity    6
Multiemployer Plan    27
Multiple Employer Plan    27
New Plans    66
Non-Election Shares    6
PBGC    25
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Per Share Cash Consideration    5
Per Share Stock Consideration    5
Permitted Encumbrances    34
person    83
Personal Data    36
Piper Sandler    47
Premium Cap    69
Proxy Statement    20
PTO    67
Recommendation Change    64
Regulatory Agencies    20
Representatives    70
Requisite Grand River Vote    19
Requisite Regulatory Approvals    61
Restrictive Covenant    28
S-4    20
SEC    20
Second Effective Time    3
Second Step Articles of Merger    3
Second Step Merger    1
Securities Act    44
Security Breach    36
SRO    20
Stock Election    5
Stock Election Shares    5
Subsidiary    16
Superior Proposal    71
Surviving Bank    4
Surviving Entity    1
Takeover Statutes    36
Tax    25
Tax Return    25
Taxes    25
Termination Date    78
Termination Fee    80
Total Borrower Commitment    37
Voting Grand River Common Stock    3
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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2026 (this “Agreement”), by and among Isabella Bank Corporation, a Michigan corporation (“Isabella”), Grand River Commerce, Inc., a Michigan corporation (“Grand River ”), and 401 Merger Sub, Inc., a Michigan corporation and a wholly owned subsidiary of Isabella (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Isabella, Merger Sub and Grand River have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Grand River (the “Merger”), so that Grand River is the surviving corporation (hereinafter sometimes referred to in such capacity, the “Interim Surviving Corporation”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Corporation will, subject to the terms and conditions set forth herein, merge with and into Isabella (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that Isabella is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, in furtherance thereof, the respective Boards of Directors of Isabella, Merger Sub and Grand River have approved this Agreement and the transactions contemplated hereby and, in the case of Grand River, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement and the transactions contemplated hereby;
    WHEREAS, immediately following the consummation of the Mergers, Grand River Bank, a Michigan-chartered member bank and a wholly owned direct Subsidiary of Grand River (“Grand River Bank”), shall merge (the “Bank Merger”) with and into Isabella Bank, a Michigan-chartered member bank and a wholly owned Subsidiary of Isabella (“Isabella Bank”), so that Isabella Bank is the surviving entity in the Bank Merger and is a wholly owned direct Subsidiary of Isabella, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Isabella Bank and Grand River Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);
WHEREAS, for federal income tax purposes, it is intended that (a) the Mergers, taken together, shall be treated as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any relevant comparable provision of state Law);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Isabella to enter into this Agreement, all of the directors and executive officers of Grand River have entered into separate Voting Agreements with Isabella, substantially in the form attached hereto as Exhibit B (collectively, the “Grand River Voting Agreements”) in connection with the Merger; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
Article IARTICLE I

THE MERGER
1.1The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act, as amended (the “MBCA”), at the Effective Time, Merger Sub shall merge with and into Grand River. Grand River shall be the Interim Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.
1.2Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) by electronic exchange of documents at 10:00 a.m., Eastern time, on the first business day of the first month following the date in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as Isabella and Grand River may mutually agree in writing after all of such conditions have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
1.3Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “First Step Articles of Merger”) to be filed with the Department of Licensing and Regulatory Affairs of the State of Michigan (the “Michigan LARA”) on the Closing Date. The term “Effective Time” shall be the time, on the Closing Date, when the Merger becomes effective, as set forth in the First Step Articles of Merger.
1.4Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and this Agreement.
1.5Isabella Common Stock. At and after the Effective Time, each share of Isabella common stock, no par value (the “Isabella Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Isabella Common Stock and shall not be affected by the Merger.

1.6Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Isabella, Grand River, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Interim Surviving Corporation and shall constitute the only outstanding capital stock of the Interim Surviving Corporation.
1.7Grand River Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Isabella, Grand River, Merger Sub or any holder of securities thereof, each share of the voting common stock, par value $0.01 per share of Grand River (“Voting Grand River Common Stock”) and any non-voting common stock of Grand River created pursuant to the Grand River Articles of Amendment pursuant to Section 6.22 of this Agreement (“Non-Voting Grand River Common Stock,” and collectively, the “Grand River Common Stock”) shall be exchanged for the Merger Consideration in accordance with Article II.
1.8Articles of Incorporation of Interim Surviving Corporation. At the Effective Time, the Articles of Incorporation of Grand River (the “Grand River Articles”), as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with their terms and applicable law.
1.9Bylaws of Interim Surviving Corporation. At the Effective Time, the Bylaws of Grand River (the “Grand River Bylaws”) shall be the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with their terms and applicable law.
1.10Directors and Officers of Interim Surviving Corporation. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors, respectively, of the Interim Surviving Corporation, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.
1.11Second Step Merger.
(a)The Second Step Merger. Immediately following the Effective Time and as part of a single, integrated transaction, in accordance with the MBCA, Isabella shall cause the Interim Surviving Corporation to be merged with and into Isabella, and shall continue its corporate existence under the laws of the State of Michigan. Upon consummation of the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall terminate. In furtherance of the foregoing, Isabella shall cause to be filed with the Michigan LARA, in accordance with the MBCA, the certificate of merger with respect to the Second Step Merger (the “Second Step Articles of Merger”). The Second Step Merger shall become effective at such time specified in the Second Step Articles of Merger in accordance with the relevant provisions of the MBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).
(b)Interim Surviving Corporation Common Stock. At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Isabella, the Interim Surviving Corporation or any holder of securities thereof, each share of common stock of the Interim Surviving Corporation shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)Isabella Stock. At and after the Second Effective Time, each share of Isabella Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Isabella Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, Isabella Common Stock, including the shares issued to former holders of Grand River Common Stock, shall be the common stock of the Surviving Entity.
(d)Articles of Incorporation of Surviving Entity. At the Second Effective Time, the articles of incorporation of Isabella, as in effect immediately prior to the Second Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.
(e)Bylaws of Surviving Entity. At the Second Effective Time, the bylaws of Isabella, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.
(f)Officers and Directors of Surviving Entity. At the Second Effective Time, the officers and directors of Isabella immediately prior to the Second Effective Time shall be the officers and directors, respectively, of the Surviving Entity.
1.12Bank Merger.
(a)Immediately following the consummation of the Second Step Merger, Isabella Bank and Grand River Bank shall consummate the Bank Merger pursuant to which Grand River Bank shall merge with and into Isabella Bank pursuant to the Bank Merger Agreement. Isabella Bank shall be the surviving bank in the Bank Merger (herein sometimes referred to as the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Grand River Bank shall cease. The Bank Merger shall become effective immediately after the Second Step Merger or at such later time as Isabella may determine. Prior to the Second Effective Time, Grand River shall cause Grand River Bank, and Isabella shall cause Isabella Bank, to execute such certificates of merger and such other documents and certificates as are necessary, required or desirable to make the Bank Merger effective (the “Bank Merger Certificates”) at the time specified in the foregoing sentence.
(b)At the effective time of the Bank Merger (the “Bank Merger Effective Time”), the officers and the directors of the Surviving Bank immediately prior to the Bank Merger Effective Time shall continue to be the officers and the directors of the Surviving Bank.
1.13Tax Consequences. The parties intend for (a) the Mergers, taken together, shall qualify as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and (b) by executing this Agreement, this Agreement is intended to be, and is adopted as, a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the Treasury Regulations thereunder and any relevant comparable provision of state Law). This Agreement shall be interpreted consistent with that intent. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating the Merger and the Second Step Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent therewith in any Tax filing or Action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).
Article IIARTICLE II

EXCHANGE OF SHARES
2.1Merger Consideration.
(a)Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:
(i)Each share of Isabella Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(ii)All shares of Grand River Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Grand River Common Stock to be cancelled pursuant to Section 2.1(b)) shall become and be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Sections 2.4 and subject to Section 2.2 and Section 2.5, the following:
A.for each share of Grand River Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Cash Election”), subject to adjustment, the right to receive in cash from Isabella, without interest, of an amount of cash equal to the quotient of (A) $18,262,391, (as adjusted, the “Aggregate Cash Consideration”), divided by (B) the Cash Conversion Number, rounded to the nearest cent (such amount, the “Per Share Cash Consideration”) (collectively, “Cash Election Shares”);
B.for each share of Grand River Common Stock with respect to which an election to receive Isabella Common Stock has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Stock Election”), subject to adjustment, the right to receive from Isabella the number of shares of Isabella Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) (collectively, the “Stock Election Shares”); and
C.for each share of Grand River Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.4 (collectively, “Non-Election Shares”), the right to receive from Isabella the Per Share Stock Consideration or the Per Share Cash Consideration as is determined in accordance with Section 2.2.

For purposes of this Agreement: (x) “Exchange Ratio” means a number, as adjusted, of shares of Isabella Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the difference of (1) the aggregate number of shares of Grand River Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares of Grand River Common Stock to be cancelled as provided in Section 2.1(b)) minus (2) the Cash Conversion Number, rounded to the nearest ten thousandth; (y) “Aggregate Stock Consideration” means 839,003 shares of Isabella Common Stock, subject to appropriate adjustment (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Isabella Common Stock declared or effected after the date of this Agreement and prior to the Closing Date; and (z) the Per Share Cash Consideration and/or the Per Share Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”
(b)At the Effective Time, all shares of Grand River Common Stock that are owned directly or indirectly by Isabella or Grand River, including any shares of Grand River Common Stock held by Isabella or Grand River or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by Isabella or Grand River, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of Isabella Common Stock that are owned by Grand River shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.
(c)Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Sections 7.2(c) and 7.3(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Mergers, taken together, potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the parties shall work together in good faith to restructure the Merger in a manner consistent with the terms reflected herein.
(d)If the Adjusted Equity, as defined below, of Grand River as of the close of business on the third (3rd) Business Day preceding the Closing Date, or such other date as mutually agreeable to Isabella and Grand River (such date, the “Measurement Date”), is less than $45.7 million (the “Minimum Equity”), then the Aggregate Cash Consideration shall be reduced, on a dollar for dollar basis, by an amount equal to the difference between the Minimum Equity and the Adjusted Equity. For purposes of this Agreement, “Adjusted Equity” means, as of any date, the total shareholders’ equity of Grand River as of such date, calculated on a consolidated basis and in accordance with GAAP and adjusted to exclude: (i) any Grand River Expenses, (ii) any accounting charges, solely to the extent taken at the written request of Isabella subsequent to the date of this Agreement and not otherwise required to be incurred or taken pursuant to applicable GAAP or the terms of this Agreement and (iii) Grand River’s accumulated other comprehensive income, on a consolidated basis with Grand River Bank. On the Measurement Date, Grand River shall deliver to Isabella a certificate, signed by the chief financial officer of Grand River, setting forth a copy of Grand River’s balance sheet as of the Measurement Date and a calculation of the Adjusted Equity, which certificate and calculation shall be subject to review and approval by Isabella. For purposes of this Agreement, “Grand

River Expenses” shall mean the reasonable estimate, determined in good faith by Grand River and set forth in Section 2.1(d) of the Grand River Disclosure Schedules, of the costs and expenses that Grand River and its Subsidiaries reasonably expect to pay or accrue in connection with the Mergers and the other transactions contemplated by this Agreement, including without limitation: (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby, (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, (iii) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by Grand River or Grand River Bank, including any and all expenses charged by Grand River or Grand River Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise, (iv) the amount of any payments to be made or accrued pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Grand River or Grand River Bank and any other Person (as defined herein) (including any “excess parachute payments” within the meaning of Section 280G of the Code or similarly applicable state law) and in excess of the applicable amount accrued for any such payment in accordance with GAAP on Grand River’s consolidated balance sheet in the ordinary course of business and consistent with past practice, (v) the premium or additional cost or expense incurred to purchase the “tail” policy pursuant to Section 6.8 of this Agreement, and (vi) other amounts mutually agreed upon in writing by Isabella and Grand River.
2.2Proration.
(a)Notwithstanding any other provision contained in this Agreement, the number of shares of Grand River Common Stock to be converted into the Per Share Cash Consideration (the “Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of Grand River Common Stock issued and outstanding as of the Effective Time (excluding Dissenting Shares and shares of Grand River Common Stock to be canceled as provided in Section 2.1(b)) by (y) 0.35.
(b)Within five (5) Business Days after the Effective Time, Isabella shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Grand River Common Stock of rights to receive the Per Share Cash Consideration and the Per Share Stock Consideration as follows:
(i)If the number of Cash Election Shares is greater than the Cash Conversion Number, then:
A.all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and
B.the Cash Election Shares of each holder thereof shall be converted into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Election Shares exceed (2) the Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.
(ii)If the number of Cash Election Shares is less than the Cash Conversion Number, then:
A.all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration;
B.the Stock Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration in respect of that number of Stock Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Stock Consideration; and
C.the Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration in respect of that number of Non-Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Stock Consideration.
(iii)If the number of Cash Election Shares is equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

2.3Rights as Shareholders; Stock Transfers. All shares of Grand River Common Stock, when converted as provided in Section 2.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of Grand River Common Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Grand River Common Stock) (other than Certificates with respect to Dissenting Shares) shall thereafter represent only the right to receive for each such share of Grand River Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Isabella Common Stock in accordance with Section 2.4(l). At the Effective Time, holders of the Grand River Common Stock shall cease to be, and shall have no rights as, shareholders of Grand River other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Isabella Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Grand River of shares of Grand River Common Stock. If, after the Effective Time, Certificates representing Grand River Common Stock (other than Certificates with respect to Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.
2.4Election and Exchange Procedures.
(a)Each holder of Grand River Common Stock may specify in a request made in accordance with the provisions of this Section 2.4 (herein called an “Election”) (x) the number of shares of Grand River Common Stock owned by such holder with respect to which such holder of Grand River Common Stock desires to make a Stock Election and (y) the number of shares of Grand River Common Stock owned by such holder of Grand River Common Stock with respect to which such holder of Grand River Common Stock desires to make a Cash Election.
(b)Isabella shall prepare a form reasonably acceptable to Grand River (the “Form of Election”) which shall be mailed to Grand River’s shareholders of record so as to permit Grand River shareholders to exercise their right to make an Election prior to the Election Deadline.
(c)The Form of Election shall be mailed to each holder of Grand River Common Stock not less than thirty (30) calendar days prior to the anticipated Effective Time or on such date as Grand River and Isabella shall mutually agree (the “Mailing Date”).
(d)Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by Isabella and reasonably acceptable to Grand River (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed accompanied by the Certificates representing Grand River Common Stock as to which such Form of Election is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Form of Election.

(e)Any Grand River shareholder may, at any time prior to the Election Deadline, change or revoke their Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If Isabella, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Grand River Common Stock, such Election shall be deemed to be not in effect, and the shares of Grand River Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Isabella or Grand River that this Agreement has been terminated in accordance with Article VII.
(g)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.4(i) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of Isabella Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve-month anniversary of the Effective Time, Isabella) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Isabella Common Stock) otherwise payable pursuant to this Agreement to any holder of Grand River Common Stock such amounts as the Exchange Agent or Isabella, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or Isabella, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Grand River Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Isabella, as the case may be.
(h)At least one (1) business day prior to the Effective Time, Isabella shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Grand River Common Stock pursuant to this Article II (i) certificates, or at Isabella’s option, evidence of shares in book-entry form, representing the shares of Isabella Common Stock, sufficient to pay the Aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Aggregate Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of Isabella Common Stock, each to be given to the holders of Grand River Common Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, Isabella shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at Isabella’s option, evidence of shares in book-entry form, representing the shares of Isabella Common Stock, sufficient to pay the Aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Aggregate Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of Isabella Common Stock, each to be given to the holders of Grand River Common Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Isabella. Any holder of Certificates who has not theretofore exchanged his or her Certificates or for the Merger Consideration pursuant to this Article II who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to Isabella, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. Isabella and the Exchange Agent shall be entitled to rely upon the stock transfer books of Grand River to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.
(i)Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Isabella shall cause the Exchange Agent to mail or deliver to each Person who did not surrender, or who improperly surrendered, such shareholder’s Certificates (other than Certificates with respect to Dissenting Shares) to the Exchange Agent and who was, immediately prior to the Effective Time, a holder of record of Grand River Common Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to Isabella and Grand River containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of Isabella, a statement reflecting shares issued in book-entry form, representing the number of whole shares of Isabella Common Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) the cash portion of the Merger Consideration that such holder has the right to receive in respect of such Certificate surrendered pursuant to this Article II, (B) any cash in lieu of fractional shares pursuant to Section 2.4(l) and (C) any dividends or other distributions that such holder is entitled pursuant to Section 2.4(k), and the Certificate so surrendered shall forthwith be canceled. No interest shall accrue or be paid with respect to any property to be delivered upon surrender of Certificates.
(j)In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Isabella or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), Isabella shall cause the Exchange Agent to issue the Merger Consideration deliverable, and any cash, unpaid dividends or other distributions that would be payable or deliverable, in respect of the shares of Grand River Common Stock represented by such lost, stolen or destroyed Certificates.

(k)No dividends or other distributions with respect to Isabella Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Isabella Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Isabella Common Stock shall be paid by Isabella to the Exchange Agent, in each case until the surrender of such Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the whole shares of Isabella Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Isabella Common Stock and the amount of any cash payable in lieu of a fractional share of Isabella Common Stock to which such holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Isabella Common Stock. Isabella shall make available to the Exchange Agent cash for these purposes, if necessary.
(l)Notwithstanding any other provision hereof, no fractional shares of Isabella Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in the Merger; no dividend or distribution by Isabella shall relate to such fractional share interests; and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a stockholder of Isabella. In lieu of any such fractional shares, Isabella shall pay to each holder of a fractional share of Isabella Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Isabella Common Stock as reported on Nasdaq for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Isabella on a timely basis and shall in no event be derived from or diminish the Aggregate Cash Consideration available for distribution as part of the Merger Consideration.
2.5Anti-Dilution Provisions. In the event Isabella or Grand River changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Isabella Common Stock or Grand River Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Isabella Common Stock or Grand River Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made (i) with regard to Isabella Common Stock if (a) Isabella issues additional shares of Isabella Common Stock and receives consideration for such shares in a bona fide third party transaction, (b) Isabella issues additional shares of Isabella Common Stock under the Isabella Stock Plans, or (c) Isabella grants employee or director stock grants or similar equity awards or shares of Isabella Common Stock upon the exercise or settlement thereof and (ii) with regard to Grand River Common Stock, upon the conversion of the 2026 Convertible Debt into shares of Grand River Common Stock.

2.6Reservation of Shares. Effective upon the date of this Agreement, Isabella shall reserve for issuance a sufficient number of shares of the Isabella Common Stock for the purpose of issuing shares of Isabella Common Stock to Grand River shareholders in accordance with this Article II.
2.7Treatment of Equity Awards.
(a)Treatment of Stock Options. Effective as of the Effective Time, each option granted by Grand River to purchase shares of Grand River Common Stock under the Grand River Commerce, Inc. 2009 Stock Incentive Plan or the Grand River Commerce, Inc. 2020 Stock Incentive Plan (the “Grand River Equity Plans”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Grand River Stock Option”), shall be cancelled and automatically converted into the right to receive a cash payment from Grand River equal to (i) the number of shares of Grand River Common Stock subject to such Grand River Stock Option at the Effective Time, multiplied by (ii) the amount by which the Per Share Cash Consideration exceeds the per share exercise price of such Grand River Stock Option, less applicable taxes and tax withholdings and without interest. Notwithstanding the foregoing, if the per share exercise price for a Grand River Stock Option is equal to or in excess of the Per Share Cash Consideration, such Grand River Stock Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, Isabella shall not assume any Grand River Stock Options.
(b)Treatment of Restricted Stock Awards. Except as otherwise agreed between Grand River and Isabella, at or immediately prior to the Effective Time, all restricted stock awards in respect of a share of Grand River Common Stock under the Grand River Equity Plans (each, a “Grand River Restricted Stock Award” and together with the Grand River Stock Options, the “Grand River Equity Awards”) which are outstanding as of the Effective Time, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest (subject to applicable Taxes required to be withheld, if any, with respect to such vesting) and shall be converted into, and become exchanged for the Merger Consideration on the same terms as, and shall be treated in the same manner as, all other shares of Grand River Common Stock in accordance with Section 2.1(a).
(c)Prior to the Effective Time Grand River shall take all actions that may be necessary or required (under any Grand River Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.7, (ii) to terminate each Grand River Equity Plan as of the Effective Time without any further obligation or liability, (iii) to ensure that, from and after the Effective Time, holders of Grand River Stock Options shall have no rights with respect thereto other than those rights specifically provided in Section 2.7(a) and (iv) to ensure that, from and after the Effective Time, holders of Grand River Restricted Stock Awards shall have no rights with respect thereto other than those rights specifically provided in Section 2.7(b).

2.8Dissenters’ Rights.
(a)Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.8, any shares of Grand River Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Michigan law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Merger Consideration to be paid pursuant to Section 2.1 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Michigan law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Entity.
(b)Notwithstanding the provisions of Section 2.8(a), if any holder of Grand River Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Michigan law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 2.1 hereto with respect to such shares pursuant to and in accordance with this Agreement.
(c)Grand River shall give Isabella reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Grand River Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to Michigan law and received by Grand River that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Isabella shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Grand River shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time without the prior written approval of Isabella.
2.9Withholding. Isabella and the Exchange Agent, as applicable, will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement (including any Per Share Cash Consideration) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from a shareholder and any other recipients of payments hereunder; provided that, at least fifteen (15) days prior to any such deduction or withholding, Isabella and the Exchange Agent, as applicable, shall provide the person subject to such deduction or withholding with written notice of the amount and nature of such withholding and shall reasonably cooperate with such person to mitigate (or eliminate) the need to deduct or withhold (including but not limited to providing such person with a reasonable opportunity to present documentation to mitigate or eliminate the need to deduct or withhold. In the event that any amount is so deducted and withheld, such amount shall be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.
Article IIIARTICLE III

REPRESENTATIONS AND WARRANTIES OF GRAND RIVER
Except as disclosed in the disclosure schedule delivered by Grand River to Isabella concurrently herewith (the “Grand River Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Grand River Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Grand River that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, Grand River hereby represents and warrants to Isabella as follows:
3.1Corporate Organization.
(a)Grand River is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Grand River has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Grand River is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Grand River. As used in this Agreement, “Material Adverse Effect” means, with respect to Isabella, Grand River or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, vendors or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (G) the expenses incurred by Grand River or Isabella in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in Section 2(d) of the BHC Act. True and complete copies of the Grand River Articles and the Grand River Bylaws, as in effect as of the date of this Agreement, have previously been made available by Grand River to Isabella.
(b)Grand River Bank is a Federal Reserve System member bank chartered under the laws of the State of Michigan, and is duly organized, validly existing and in good standing under the laws of the State of Michigan. The deposits of Grand River Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.
(c)Each Subsidiary of Grand River (a “Grand River Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Grand River, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Grand River to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for (i) restrictions on dividends or distributions generally applicable to all such regulated entities or (ii) any restrictions on dividends or distributions specifically imposed on such Subsidiary by any Governmental Entity. Other than Grand River Bank and those Subsidiaries set forth in Section 3.1(c) of the Grand River Disclosure Schedule, there are no Grand River Subsidiaries. True and complete copies of the organizational documents of each Grand River Subsidiary as in effect as of the date of this Agreement have previously been made available by Grand River to Isabella. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Grand River other than the Grand River Subsidiaries.

(d)As of the date of this Agreement, Grand River Mortgage, LLC, a Michigan limited liability company and wholly-owned subsidiary of Grand River (the “Dissolved Subsidiary”) has ceased all business operations. The Dissolved Subsidiary has commenced the wind-down and dissolution process, and Grand River Schedule 3.1(d) describes the current status of such process and the anticipated timing for completion thereof. Except as disclosed on Grand River Schedule 3.1(d), all of the assets, properties, rights, and liabilities of the Dissolved Subsidiary have been previously assigned to, assumed by, or otherwise settled by Grand River or its remaining Subsidiaries in the ordinary course of business.
3.2Capitalization.
(a)As of the date of this Agreement, the authorized capital stock of Grand River consists of 10,000,000 shares of Voting Grand River Common Stock. As of the date hereof, there are (i) 7,038,924 shares of Voting Grand River Common Stock issued and outstanding, including no shares of Grand River Restricted Stock Awards (ii) no shares of Voting Grand River Common Stock held in treasury, (iii) 25,000 shares of Voting Grand River Common Stock reserved for issuance upon the exercise of the outstanding Grand River Stock Options, (iv) 1,421,206 shares of Voting Grand River Common Stock reserved for issuance upon the conversion of Grand River’s outstanding convertible subordinated debt due 2026 (the “2026 Convertible Debt”) and 660,418 shares of Non-Voting Grand River Common Stock reserved for issuance upon the conversion of the 2026 Convertible Debt, subject to the approval of Grand River Shareholders and (v) no other shares of capital stock or other equity securities of Grand River issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Voting Grand River Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Grand River does not have any preferred stock authorized under the Grand River Articles. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Grand River may vote. Except as set forth on Section 3.2(a) of the Grand River Disclosure Schedule, no trust preferred or subordinated debt securities of Grand River are issued or outstanding. Other than Grand River Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Grand River, or contracts, commitments, understandings or arrangements by which Grand River may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Grand River, or that otherwise obligate Grand River to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Except as set forth and described on Section 3.2(a) of the Grand River Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Grand River is a party or is bound with respect to the voting or transfer of Grand River Common Stock or other equity interests of Grand River, other than the Grand River Voting Agreements (Section 3.2(a) of the Grand River Disclosure Schedule sets forth the number, date and price of shares of Grand River Common Stock purchased by Grand River from any Grand River shareholder during the past two years pursuant to any shareholder agreement or otherwise (other than in connection with shares of equity compensation withheld to pay applicable taxes)). Section 3.2(a) of Grand River

Disclosure Schedule sets forth a true, correct and complete list of all Grand River Stock Options issued and outstanding under each Grand River Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such Grand River Stock Option, (C) grant date of each such Grand River Stock Option, (D) vesting schedule for each such Grand River Stock Option, (E) exercise price for each such Grand River Stock Option, and (F) expiration date for each such Grand River Stock Option. Section 3.2(a) of Grand River Disclosure Schedule sets forth a true, correct and complete list of all Grand River Restricted Stock Awards issued and outstanding under each Grand River Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such Grand River Restricted Stock Award, (C) grant date of each such Grand River Restricted Stock Award, and (D) vesting schedule for each such Grand River Restricted Stock Award. Other than the Grand River Stock Options and Grand River Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Grand River or any of its Subsidiaries) are outstanding. The Grand River Equity Plans are the only plans pursuant to which equity awards may be or have been issued or granted to employees, officers or directors of Grand River or its affiliates. No equity awards other than Grand River Equity Awards have been granted or issued under the Grand River Equity Plans.
(b)Grand River owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Grand River Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Grand River Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3Authority; No Violation.
(a)Grand River has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Board of Directors of Grand River. The Board of Directors of Grand River has unanimously (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair and in the best interests of Grand River and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to Grand River’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of Grand River approve this Agreement and the transactions contemplated hereby, and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of the holders of a majority of all of the votes entitled to be cast at the Grand River Meeting by the holders of shares entitled to vote thereon (the “Requisite Grand River Vote”), and (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Grand River Bank, and the approval of the Bank Merger Agreement by Grand River as the sole shareholder of Grand River Bank, no other corporate proceedings on the part of Grand River are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grand River and (assuming due authorization, execution and delivery by Isabella and Merger Sub) constitutes a valid and binding obligation of Grand River, enforceable against Grand River in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by Grand River nor the consummation by Grand River of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Grand River with any of the terms or provisions hereof, shall (i) violate any provision of the Grand River Articles or the Grand River Bylaws, or the Charter and Bylaws of Grand River Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Grand River or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Grand River or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Grand River or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of clauses (x) and (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Grand River.
(c)The Board of Directors of Grand River Bank has approved the Bank Merger Agreement. Grand River, as the sole shareholder of Grand River Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Grand River Bank and (assuming due authorization, execution and delivery by Isabella Bank) constitutes a valid and binding obligation of Grand River Bank, enforceable against Grand River Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

3.4Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the Nasdaq and the approval of the listing of such Isabella Common Stock on the Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Michigan Department of Insurance and Financial Services, Office of Banking (the “DIFS”) and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Grand River’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement shall be included as a prospectus, to be filed with the SEC by Isabella in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (e) the filing of the First Step Articles of Merger with the Michigan LARA pursuant to the MBCA, the Second Step Articles of Merger with the Michigan LARA pursuant to the MBCA, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Isabella Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Grand River of this Agreement, (ii) the consummation by Grand River of the Mergers and the other transactions contemplated hereby, (iii) the execution and delivery by Grand River Bank of the Bank Merger Agreement, or (iv) the consummation by Grand River Bank of the Bank Merger. As of the date hereof, Grand River is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and the Bank Merger on a timely basis.
3.5Reports. Grand River and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the DIFS, (iv) the FDIC, (v) any foreign regulatory authority, and (vi) any SRO ((i) – (vi), are collectively referred to as the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Grand River. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Grand River. Subject to Section 9.14 and except as set forth on Section 3.5 of the Grand River Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Grand River and its Subsidiaries, no Regulatory Agency has

initiated or has pending any proceeding or, to the knowledge of Grand River, investigation into the business or operations of Grand River or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Grand River or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Grand River or any of its Subsidiaries since January 1, 2022, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Grand River.
3.6Financial Statements.
(a)The (A) audited consolidated balance sheet as of December 31, 2023, December 31, 2024 and December 31, 2025 and the related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025 of Grand River and its Subsidiaries (the “Audited Financial Statements”) and (B) unaudited interim consolidated balance sheet as of March 31, 2026 and the related unaudited interim consolidated statements of income for the three months ended March 31, 2026 of Grand River and its Subsidiaries (including, in each case, the notes, if any, thereto) (the financial statements described in clauses (A) and (B) collectively, the “Financial Statements”) have been made available to Isabella and (i) have been prepared from, and are in accordance with, the books and records of Grand River and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Grand River and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Grand River and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2022, no independent public accounting firm of Grand River has resigned (or informed Grand River that it intends to resign) or been dismissed as independent public accountants of Grand River as a result of, or in connection with, any disagreements with Grand River on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Grand River Bank included in the consolidated reports of condition and income (call reports) of Grand River Bank complied, as of their respective dates of filing with the Federal Reserve Board, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Grand River, neither Grand River nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Grand River for the fiscal year ended December 31, 2023, December 31, 2024 or December 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of Grand River and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Grand River or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Grand River. Grand River (i) has implemented and maintains disclosure controls and procedures sufficient to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP, and (B) ensure that material information relating to Grand River, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Grand River by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Grand River’s independent registered public accounting firm and the audit committee of Grand River’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which would reasonably be expected to adversely affect Grand River’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Grand River, any fraud, whether or not material, that involves management or other employees who have a significant role in Grand River’s internal controls over financial reporting. These disclosures were made in writing by management to Grand River’s independent registered public accounting firm and audit committee.
(d)Since January 1, 2022, (i) neither Grand River nor any of its Subsidiaries, nor, to the knowledge of Grand River, any director, officer, auditor, accountant or representative of Grand River or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Grand River or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Grand River or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Grand River or any of its Subsidiaries, whether or not employed by Grand River or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Grand River or any of its officers, directors, employees or agents to the Board of Directors of Grand River or any committee thereof or, to the knowledge of Grand River, to any director or officer of Grand River.

3.7Broker’s Fees. With the exception of the engagement of Brean Capital, LLC (“Brean Capital”), neither Grand River nor any Grand River Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Grand River has disclosed to Isabella as of the date hereof the aggregate fees provided for in connection with the engagement by Grand River of Brean Capital related to the Mergers and the other transactions contemplated hereby and has made available to Isabella the engagement agreement between Grand River and Brean Capital.

3.8Absence of Certain Changes or Events.
(a)Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Grand River.
(b)Except as set forth on Section 3.8(b) of the Grand River Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2025, Grand River and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
(c)Except with respect to matters set forth in Section 3.8(c) of the Grand River Disclosure Schedule, since December 31, 2025 neither Grand River nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms.
3.9Legal Proceedings.
(a)Neither Grand River nor any of its Subsidiaries is a party to any, and there are no pending or, to Grand River’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Grand River or any of its Subsidiaries or any of their current or former directors or executive officers, (i) which if determined adversely to Grand River would have a material impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Grand River, any of its Subsidiaries or the assets of Grand River or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to Grand River and its Subsidiaries, taken as a whole.
3.10Taxes and Tax Returns.
(a)Each of Grand River and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)All material Taxes of Grand River and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Grand River and its Subsidiaries included (or incorporated by reference) in Grand River Reports (including the related notes, where applicable). Each of Grand River and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)No claim has been made in writing by any Governmental Entity in a jurisdiction where Grand River or any of its Subsidiaries does not file Tax Returns that Grand River or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)There are no Liens for Taxes on any of the assets of Grand River or any of its Subsidiaries other than Permitted Encumbrances.
(e)Neither Grand River nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no pending or, to the knowledge of Grand River, threatened disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Grand River and its Subsidiaries or the assets of Grand River and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.
(f)Neither Grand River nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
(g)Neither Grand River nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Grand River and its Subsidiaries or an agreement or arrangement the principal purpose of which is not Taxes). Neither Grand River nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Grand River was the common parent) or (ii) any liability for the Taxes of any person (other than Grand River or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.
(h)Neither Grand River nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.
(i)Neither Grand River nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). Grand River is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
(k)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11Employees and Employee Benefit Plans.
(a)Section 3.11(a) of the Grand River Disclosure Schedule sets forth a true, correct and complete list of all Grand River Benefit Plans. For purposes hereof, “Grand River Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all other pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Grand River or any Subsidiary or any trade or business of Grand River or any of its Subsidiaries, whether or not incorporated, all of which together with Grand River would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Grand River ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Grand River or any Grand River ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Grand River or any Grand River ERISA Affiliate.
(b)Grand River has made available to Isabella true, correct and complete copies of the following documents with respect to each of Grand River Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Grand River Benefit Plan, (iii) where any Grand River Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules, (v) the most recently received IRS determination letter, if any, relating to any Grand River Benefit Plan and (vi)  copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)Each Grand River Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither Grand River nor any of its Subsidiaries has made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Grand River Benefit Plan, and neither Grand River nor any of its Subsidiaries has any knowledge of any fact or occurrence that would qualify for correction under any such program.
(d)Section 3.11(d) of the Grand River Disclosure Schedule sets forth a true, correct, and complete list of each Grand River Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Grand River Qualified Plans”). Each Grand River Qualified Plan has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Grand River, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Grand River Qualified Plan or the exempt status of the related trust. Except as set forth in Section 3.11(d) of the Grand River Disclosure Schedule, no trust funding any Grand River Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)Each Grand River Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance in all material respects with the requirements of Section 409A of the Code. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance in all material respects with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Grand River nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Grand River Benefit Plan, or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Grand River Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.
(f)With respect to each Grand River Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Grand River Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Grand River Benefit Plan’s actuary with respect to such Grand River Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Grand River Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Grand River or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Grand River Benefit Plan.

(g)None of Grand River, its Subsidiaries nor any Grand River ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Grand River and its Subsidiaries nor any Grand River ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)Neither Grand River nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(i)All contributions required to be made to any Grand River Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Grand River Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Grand River.
(j)There are no pending or, to Grand River’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Grand River’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against Grand River Benefit Plans, any fiduciaries thereof with respect to their duties to Grand River Benefit Plans or the assets of any of the trusts under any of Grand River Benefit Plans that could reasonably be expected to result in any material liability of Grand River or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Grand River Benefit Plan, or any other party.
(k)None of Grand River and its Subsidiaries nor any Grand River ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of Grand River Benefit Plans or their related trusts, Grand River, any of its Subsidiaries, any Grand River ERISA Affiliate or any person that Grand River or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)Except as set forth in Section 3.11(l) of the Grand River Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Grand River or any of its Subsidiaries, or result in any limitation on the right of Grand River or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Grand River Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth in Section 3.11(l) of the Grand River Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Grand River or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Grand River nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Grand River or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m)Except as set forth in Section 3.11(m) of the Grand River Disclosure Schedule, no Grand River Benefit Plan provides for the gross-up or reimbursement of Taxes, under Section 409A or 4999 of the Code or otherwise.
(n)There are no pending or, to Grand River’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Grand River or any of its Subsidiaries, or any strikes or other material labor disputes against Grand River or any of its Subsidiaries. Neither Grand River nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Grand River or any of its Subsidiaries and, to the knowledge of Grand River, there are no organizing efforts by any union or other group seeking to represent any employees of Grand River or any of its Subsidiaries and no employees of Grand River or any of its Subsidiaries are represented by any labor organization.
(o)To the knowledge of Grand River, no current or former employee or independent contractor of Grand River or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (a “Restrictive Covenant”), or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to (i) Grand River or any of its Subsidiaries, or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for Grand River or any of its Subsidiaries, or (B) the knowledge or use of trade secrets or proprietary information.
(p)Neither Grand River nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of Grand River or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of Grand River or any of its Subsidiaries. To the knowledge of Grand River, since December 31, 2020, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of Grand River or any of its Subsidiaries.

3.12Compliance with Applicable Law. Grand River and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Grand River, and, to the knowledge of Grand River, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Grand River and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to Grand River or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, the Michigan Banking Code of 1999, as amended, and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of Grand River’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of Grand River or any of its Subsidiaries, or to the knowledge of Grand River, no director, officer, employee, agent or other person acting on behalf of Grand River or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Grand River or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Grand River or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Grand River or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Grand River or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Grand River or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Grand River or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury

Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Grand River: (i) Grand River and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Grand River, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.13Certain Contracts.
(a)Except as set forth in Section 3.13(a) of Grand River Disclosure Schedule, as of the date hereof, neither Grand River nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):
(i)with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by Grand River or a Subsidiary without the payment of severance;
(ii)that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement shall (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Isabella, Grand River, the Surviving Entity, or any of their respective Subsidiaries to any officer or employee thereof;

(iii) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Grand River or any of its affiliates or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business;
(iv)with or to a labor union or guild (including any collective bargaining agreement);
(v)any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)that relates to the incurrence of indebtedness by Grand River or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $75,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(vii)that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Grand River or its Subsidiaries;
(viii)that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by Grand River or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(ix)that includes an indemnification obligation of Grand River or any of its Subsidiaries with a maximum potential liability in excess of $50,000; or
(x)that involves aggregate payments or receipts by or to Grand River or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by Grand River or any Subsidiary of Grand River of any material penalty.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Grand River Disclosure Schedule, is referred to herein as a “Grand River Contract”, and neither Grand River nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Grand River Contract by any of the parties thereto.
(b)Grand River has made available to Isabella a true, correct and complete copy of each written Grand River Contract and each written amendment to any Grand River Contract. Section 3.13(b) of the Grand River Disclosure Schedule sets forth a true, correct and complete description of any oral Grand River Contract and any oral amendment to any Grand River Contract.
(c)Each Grand River Contract is valid and binding on Grand River or one of its Subsidiaries, as applicable, and is in full force and effect. Each Grand River Contract is enforceable in all material respects against Grand River or the applicable Subsidiary and, to the knowledge of Grand River, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Grand River and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Grand River Contract. To the knowledge of Grand River, each third-party counterparty to each Grand River Contract has in all material respects performed all obligations required to be performed by it under such Grand River Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, shall constitute, a material default on the part of Grand River or any of its Subsidiaries under any such Grand River Contract. Neither Grand River nor any Subsidiary of Grand River has received or delivered any notice of cancellation or termination of any Grand River Contract.
3.14Agreements with Regulatory Agencies. Subject to Section 9.14, neither Grand River nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request, recommendation, or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Grand River Disclosure Schedule, a “Grand River Regulatory Agreement”), nor has Grand River or any of its Subsidiaries been advised in writing, or to Grand River’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Grand River Regulatory Agreement, nor does Grand River believe that any such Grand River Regulatory Agreement is likely to be initiated, ordered or requested. Grand River and its Subsidiaries are in compliance in all material respects with each Grand River Regulatory Agreement to which it is a party or is subject. Grand River and its Subsidiaries have not received any notice from any Governmental Entity indicating that Grand River or its Subsidiaries is not in compliance in any material respect with any Grand River Regulatory Agreement.
3.15Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grand River, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Grand River, any of its Subsidiaries or for the account of a customer of Grand River or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Grand River or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect, and (b) Grand River and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Grand River’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Grand River, Grand River and its Subsidiaries are in compliance, and have complied since January 1, 2022, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Grand River, any private environmental investigations or remediation activities or investigations by a Governmental Entity of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Grand River or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Grand River. To the knowledge of Grand River, there is no reasonable basis for any such proceeding, claim, action or investigation by a Governmental Entity that would impose any liability or obligation on Grand River. Grand River is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing.
3.17Investment Securities and Commodities.
(a)Each of Grand River and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Grand River Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Grand River or its Subsidiaries. Such securities and commodities are valued on the books of Grand River in accordance with GAAP in all material respects.
(b)Grand River and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Grand River believes are prudent and reasonable in the context of such businesses, and Grand River and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Grand River has made available to Isabella the material terms of such policies, practices and procedures.
3.18Real Property.
(a)Section 3.18(a) of the Grand River Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by Grand River and its Subsidiaries (collectively, “Grand River Owned Properties”). Grand River has good and marketable title to all Grand River Owned Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due or Liens for real property Taxes not yet due and payable), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).
(b)Section 3.18(b) of the Grand River Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Grand River or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Grand River or any of its Subsidiaries on the date hereof (collectively, the “Grand River Leased Real Property”), whether in Grand River’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Grand River Real Estate Leases”). Grand River or its Subsidiaries has valid leasehold interests in the Grand River Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Grand River Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Grand River, the lessor, and (ii) enforceable against Grand River or the applicable Subsidiary and, to the knowledge of Grand River, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Grand River and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Grand River Real Estate Lease, and to the knowledge of Grand River, each counterparty to each Grand River Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Grand River Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Grand River or any of its Subsidiaries under any Grand River Real Estate Lease. Grand River has made available to Isabella a true, correct and complete copy of each written Grand River Real Estate Lease and each written amendment or modification to any Grand River Real Estate Lease.
(c)Neither Grand River nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Grand River Owned Property or Grand River Leased Real Property. There are no pending or, to the knowledge of Grand River, threatened condemnation proceedings against the Grand River Owned Property or Grand River Leased Real Property. Grand River Disclosure Schedule Section 3.18(c) lists each Real Estate Lease that will require approval from the landlord as the result of the Mergers or the Bank Merger.
3.19Intellectual Property; Company Systems.
(a)Grand River Disclosure Schedule Section 3.19(a) lists any Intellectual Property owned or licensed by Grand River in the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Grand River, (a) (i) the use of any Intellectual Property by Grand River and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Grand River or any Grand River Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Grand River that Grand River or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Grand River, infringing on or otherwise violating, any right of Grand River or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Grand River or its Subsidiaries, and (c) neither Grand River nor any Grand River Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Grand River or any Grand River Subsidiary, and Grand River and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Grand River and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(b)The computer, information technology and data processing systems, facilities and services used by Grand River or any Grand River Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Grand River Systems”), are reasonably sufficient for the conduct of the respective businesses of Grand River and the Grand River Subsidiaries as currently conducted, and the Grand River Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Grand River and the Grand River Subsidiaries as currently conducted. Except as set forth on Section 3.19(b) of the Grand River Disclosure Schedule, to Grand River’s knowledge, since January 1, 2022, no third party has gained unauthorized access to any Grand River Systems owned or controlled by Grand River or any of the Grand River Subsidiaries. Grand River and the Grand River Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Grand River Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Grand River and the Grand River Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Grand River and the Grand River Subsidiaries.
(c)Each of Grand River and the Grand River Subsidiaries has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d) Grand River maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Grand River, Grand River has not experienced any material Security Breach. To the knowledge of Grand River, there are no material data security or other technological vulnerabilities with respect to Grand River’s information technology systems or networks.
3.20Related Party Transactions. Except as set forth in Section 3.20 of the Grand River Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of Grand River and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of Grand River made available to Isabella, and (z) benefits due under any Grand River Benefit Plan), between or among (a) Grand River or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of Grand River or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) 5% or more of the outstanding Grand River Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.
3.21State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Grand River Voting Agreements, the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement under the MBCA or any other Law.
3.22Reorganization. Grand River has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23Opinion. Prior to the execution of this Agreement, the Board of Directors of Grand River has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Brean Capital to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration in the Merger is fair from a financial point of view to the holders of Grand River Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24Grand River Information. The information relating to Grand River and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Grand River and its Subsidiaries that is provided by Grand River or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.25Loan Portfolio.
(a)As of the date hereof, except as set forth in Section 3.25(a) of the Grand River Disclosure Schedule, neither Grand River nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which Grand River or any Subsidiary of Grand River is a creditor which as of March 31, 2026, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $100,000 or more and under the terms of which the Borrower was, as of March 31, 2026, ninety (90) days or more delinquent in payment of principal or interest or otherwise categorized as “non-accrual”, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Grand River or any of its Subsidiaries, or to the knowledge of Grand River, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Grand River Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Grand River and its Subsidiaries that, as of March 31, 2026, were classified by Grand River as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Grand River or any of its Subsidiaries that, as of March 31, 2026, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Section 3.25(b) of the Grand River Disclosure Schedule sets forth a true, correct and complete list, as of March 31, 2026, of each Loan of Grand River or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.
(c)Each Loan of Grand River and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Grand River and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)Each outstanding Loan of Grand River or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Grand River and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(e)None of the agreements pursuant to which Grand River or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)There are no outstanding Loans made by Grand River or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Grand River or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(g)Since January 1, 2022, neither Grand River nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26Insurance.
(a)Grand River and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Grand River reasonably has determined to be prudent and consistent with industry practice, and Grand River and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26(a) of the Grand River Disclosure Schedule, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Grand River and its Subsidiaries, Grand River or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
(b)Section 3.26(b) of the Grand River Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Grand River Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Grand River Reports in accordance with GAAP.

3.27Subordinated Indebtedness. Grand River has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 3.27 of the Grand River Disclosure Schedule, including any indentures, junior subordinated debentures or any agreements related thereto.
3.28No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)No Grand River Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)No Grand River Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Grand River is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
3.29No Other Representations or Warranties.
(a)Except for the representations and warranties made by Grand River in this Article III, neither Grand River nor any other person makes any express or implied representation or warranty with respect to Grand River, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Grand River hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Grand River nor any other person makes or has made any representation or warranty to Isabella or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Grand River, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Grand River in this Article III, oral or written information presented to Isabella or any of its affiliates or representatives in the course of their due diligence investigation of Grand River, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Grand River acknowledges and agrees that neither Isabella, Merger Sub nor any other person has made or is making any express or implied representation or warranty with respect to Isabella, Merger Sub, their Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.
Article IVARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ISABELLA AND MERGER SUB
Except (a) as disclosed in the disclosure schedule delivered by Isabella and Merger Sub to Grand River concurrently herewith (the “Isabella Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Isabella Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Isabella that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Isabella Reports filed by Isabella after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Isabella and Merger Sub hereby represents and warrants to Grand River as follows:
4.1Corporate Organization.
(a)Isabella is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Each of Isabella and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Isabella is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isabella. True and complete copies of the Isabella Articles and the Isabella Bylaws, the Articles of Incorporation of Merger Sub (the “Merger Sub Charter”), the Bylaws of Merger Sub (the “Merger Sub Bylaws”) as in effect as of the date of this Agreement, have previously been made available by Isabella to Grand River.
(b)Each Subsidiary of Isabella (an “Isabella Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Isabella, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Isabella to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Isabella that is an insured depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Isabella other than Isabella Bank that have or are required to have deposit insurance. Section 4.1(b) of the Isabella Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Isabella as of the date hereof. True and complete copies of the organizational documents of each Isabella Subsidiary as in effect as of the date of this Agreement have previously been made available by Isabella to Grand River. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Isabella other than the Isabella Subsidiaries.
4.2Capitalization.
(a)As of the date of this Agreement, the authorized capital stock of Isabella consists of 15,000,000 shares of Isabella Common Stock, no par value per share. As of the date hereof, there are (i) 7,330,862 shares of Isabella Common Stock outstanding, including 9,470 shares of restricted Isabella Common Stock granted in respect of outstanding Isabella restricted stock awards (“Isabella Restricted Stock Awards”), (ii) no shares of Isabella Common Stock held in treasury, (iii) 1,408 shares of Isabella Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Isabella Common Stock granted under the Isabella Stock Plans (“Isabella Stock Options”, and together with the Isabella Restricted Stock Awards, the “Isabella Equity Awards”), and (iv) 62,901 shares of Isabella Common Stock reserved for issuance under Isabella Stock Plans. As of the date of this Agreement, there are no other shares of capital stock or other equity or voting securities of Isabella issued, reserved for issuance or outstanding. As used herein, the “Isabella Stock Plans” means the Isabella Bank Corporation Restricted Stock Plan and the Isabella Bank Corporation 2025 Employee Stock Purchase Plan. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time shall be, owned by Isabella. Merger Sub has not conducted any business other than (1) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement, and (2) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.  All of the issued and outstanding shares of Isabella Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Isabella does not have any preferred stock authorized under the Isabella Articles. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Isabella or Merger Sub may vote. Except as set forth on Section 4.2(a) of the Isabella Disclosure Schedule, no trust preferred or subordinated debt securities of Isabella are issued or outstanding. Other than Isabella Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Isabella, or contracts, commitments, understandings or arrangements by which Isabella may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Isabella, or that otherwise obligate Isabella to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Isabella is a party or is bound with respect to the voting or transfer of Isabella Common Stock or other equity interests of Isabella.

(b)Isabella owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Isabella Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Isabella Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3Authority; No Violation.
(a)Each of Isabella and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Boards of Directors of Isabella and Merger Sub. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has recommended adoption and approval of this Agreement and the transactions contemplated hereby by its sole stockholder and has adopted a resolution to the foregoing effect. The Board of Directors of Isabella has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of Isabella and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), and (iii) has adopted resolutions to the foregoing effect. Except for the approval of this Agreement by Isabella as Merger Sub’s sole stockholder, the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Isabella Bank and the approval of the Bank Merger Agreement by Isabella as Isabella Bank’s sole stockholder, no other corporate proceedings on the part of Isabella or Merger Sub is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Isabella and Merger Sub and (assuming due authorization, execution and delivery by Grand River) constitutes a valid and binding obligation of Isabella and Merger Sub, enforceable against Isabella and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Isabella Common Stock to be issued in the Merger have been validly authorized, when issued, shall be validly issued, fully paid and nonassessable, and no current or past stockholder of Isabella shall have any preemptive right or similar rights in respect thereof.
(b)Neither the execution and delivery of this Agreement by Isabella or Merger Sub, nor the consummation by Isabella of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Isabella or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Isabella Articles, Isabella Bylaws, the Merger Sub Charter or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Isabella, any of the Isabella Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Isabella or any of the Isabella Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Isabella or any of the Isabella Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of clauses (x) and (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Isabella.
(c)The Board of Directors of Isabella Bank has approved the Bank Merger Agreement. Isabella, as the sole shareholder of Isabella Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Isabella Bank and (assuming due authorization, execution and delivery by Grand River Bank) constitutes a valid and binding obligation of Isabella Bank, enforceable against Isabella Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).
4.4Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the Nasdaq and the approval of the listing of such Isabella Common Stock on the Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the DIFS and approval of such applications, filings and notices, (d) the filing with the SEC of the Proxy Statement and of the S-4 in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (e) the filing of the First Step Articles of Merger with the Michigan LARA pursuant to the MBCA, the Second Step Articles of Merger with the Michigan LARA pursuant to the MBCA, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Isabella Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Isabella and Merger Sub of this Agreement, (ii) the consummation by Isabella and Merger Sub of the Mergers and the other transactions contemplated hereby, (iii) the execution and delivery by Isabella Bank of the Bank Merger Agreement, or (iv) the consummation by Isabella Bank of the Bank Merger. As of the date hereof, Isabella is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and the Bank Merger on a timely basis.

4.5Reports; Certain Contracts.
(a)Isabella and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Isabella. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Isabella. Subject to Section 9.14, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Isabella and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Isabella, investigation into the business or operations of Isabella or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Isabella or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Isabella or any of its Subsidiaries since January 1, 2022; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Isabella.
(b)An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Isabella to the SEC since December 31, 2023 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Isabella Reports”) is publicly available. No such Isabella Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Isabella Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Isabella has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Isabella Reports.
(c)Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Isabella or any of its Subsidiaries is a party or by which Isabella or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Isabella, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, an “Isabella Contract”) and neither Isabella nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Isabella, oral notice of, any violation of any Isabella Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Isabella. (i) Each Isabella Contract is valid and binding on Isabella or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Isabella, (ii) Isabella and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Isabella Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Isabella, (iii) to the knowledge of Isabella, each third-party counterparty to each Isabella Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Isabella Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Isabella, (iv) neither Isabella nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Isabella Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Isabella and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Isabella or any of its Subsidiaries or, to the knowledge of Isabella, any other party thereto, of or under any such Isabella Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Isabella.
4.6Financial Statements.
(a)The financial statements of Isabella and its Subsidiaries included (or incorporated by reference) in the Isabella Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Isabella and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Isabella and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Isabella and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2022, no independent public accounting firm of Isabella has resigned (or informed Isabella that it intends to resign) or been dismissed as independent public accountants of Isabella as a result of, or in connection with, any disagreements with Isabella on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Isabella Bank included in the consolidated reports of condition and income (call reports) of Isabella Bank complied, as of their respective dates of filing with the Federal Reserve Board, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Isabella, neither Isabella nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Isabella included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (including any notes thereto) and for liabilities incurred in the ordinary course of business since March 31, 2026, or in connection with this Agreement and the transactions contemplated hereby.
(c)The records, systems, controls, data and information of Isabella and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Isabella or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Isabella. Isabella (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Isabella, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Isabella by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Isabella’s outside auditors and the audit committee of Isabella’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Isabella’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Isabella’s internal controls over financial reporting. Any such disclosures were made in writing by management to Isabella’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Grand River. To the knowledge of Isabella, there is no reason to believe that Isabella’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.
(d)Since January 1, 2022, (i) neither Isabella nor any of its Subsidiaries, nor, to the knowledge of Isabella, any director, officer, auditor, accountant or representative of Isabella or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Isabella or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Isabella or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Isabella or any of its Subsidiaries, whether or not employed by Isabella or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Isabella or any of its officers, directors, employees or agents to the Board of Directors of Isabella or any committee thereof or, to the knowledge of Isabella, to any director or officer of Isabella.
4.7Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Isabella nor any Isabella Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.
4.8Absence of Certain Changes or Events.
(a)Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Isabella.
(b)Since December 31, 2025, Isabella and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
4.9Legal Proceedings.
(a)Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isabella, neither Isabella nor any of its Subsidiaries is a party to any, and there are no pending or, to Isabella’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Isabella or any of its Subsidiaries or any of their current or former directors or executive officers (i) which if determined adversely to Isabella would have a material impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Isabella, any of its Subsidiaries or the assets of Isabella or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Isabella or any of its affiliates) that would reasonably be expected to be material to Isabella and its Subsidiaries, taken as a whole.
4.10Taxes and Tax Returns.
(a)Each of Isabella and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.
(b)All material Taxes of Isabella and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Isabella and its Subsidiaries included (or incorporated by reference) in the Isabella Reports (including the related notes, where applicable). Each of Isabella and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)No claim has been made in writing by any Governmental Entity in a jurisdiction where Isabella any of its Subsidiaries does not file Tax Returns that Isabella or such subsidiary is or may be subject to taxation by that jurisdiction.
(d)There are no Liens for Taxes on any of the assets of Isabella or any of its Subsidiaries other than Permitted Encumbrances.
(e)Neither Isabella nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no pending or, to the knowledge of Isabella, threatened disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Isabella and its Subsidiaries or the assets of Isabella and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.
(f)Neither Isabella nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
4.11Employees and Employee Benefit Plans.
(a)For purposes of this Agreement, “Isabella Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Isabella or any Subsidiary or any trade or business of Isabella or any of its Subsidiaries, whether or not incorporated, all of which together with Isabella would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “Isabella ERISA Affiliate ”) is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Isabella or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Isabella or any Isabella ERISA Affiliates.

(b)Each Isabella Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code.
(c)There are no pending or, to Isabella’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Isabella’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Isabella Benefit Plans, any fiduciaries thereof with respect to their duties to the Isabella Benefit Plans or the assets of any of the trusts under any of the Isabella Benefit Plans that would reasonably be expected to result in any liability of Isabella or any of its Subsidiaries in an amount that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Isabella.
(d)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Isabella, none of Isabella and its Subsidiaries nor any Isabella ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Isabella Benefit Plans or their related trusts, Isabella, any of its Subsidiaries or any Isabella ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
4.12Compliance with Applicable Law. Isabella and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isabella, and, to the knowledge of Isabella, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Isabella and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Laws of any Governmental Entity relating to Isabella or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, the Michigan Banking Code of 1999, as amended, and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of Isabella’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such

Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of Isabella or any of its Subsidiaries, or to the knowledge of Isabella, no director, officer, employee, agent or other person acting on behalf of Isabella or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Isabella or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Isabella or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Isabella or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Isabella or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Isabella or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Isabella or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Isabella: (i) Isabella and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Isabella, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
4.13Agreements with Regulatory Agencies. Subject to Section 9.14, neither Isabella nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request, recommendation or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Isabella Disclosure Schedule, an “Isabella Regulatory Agreement”), nor has Isabella or any of its Subsidiaries been advised in writing, or to Isabella’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Isabella Regulatory Agreement, nor does Isabella believe that any such Isabella Regulatory Agreement is likely to be initiated, ordered or requested. Isabella and its Subsidiaries are in compliance in all material respects with each Isabella Regulatory Agreement to which it is a party or is subject. Isabella and its Subsidiaries have not received any notice from any

Governmental Entity indicating that Isabella or its Subsidiaries is not in compliance in any material respect with any Isabella Regulatory Agreement.
4.14Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Isabella, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Isabella, any of its Subsidiaries or for the account of a customer of Isabella or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Isabella or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Isabella and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Isabella’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.15Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Isabella, Isabella and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all Environmental Laws.
4.16Investment Securities and Commodities.
(a)Each of Isabella and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Isabella Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Isabella or its Subsidiaries. Such securities and commodities are valued on the books of Isabella in accordance with GAAP in all material respects.
(b)Isabella and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Isabella believes are prudent and reasonable in the context of such businesses, and Isabella and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.
4.17Real Property.
(a)Isabella has good and marketable title to all the real property owned by Isabella and its Subsidiaries (collectively, “Isabella Owned Properties”), free and clear of all Liens except Permitted Encumbrances.
(b)Isabella or its Subsidiaries has valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Isabella or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Isabella or any of its Subsidiaries on the date hereof (collectively, the “Isabella Leased Real Property”), whether in Isabella’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Isabella Real Estate Leases”), free and clear of all Liens, except Permitted Encumbrances. Each Isabella Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Isabella, the lessor, and (ii) enforceable against Isabella or the applicable Subsidiary and, to the knowledge of Isabella, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Isabella and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Isabella Real Estate Lease, and to the knowledge of Isabella, each counterparty to each Isabella Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Isabella Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Isabella or any of its Subsidiaries under any Isabella Real Estate Lease.
(c)There are no pending or, to the knowledge of Isabella, threatened condemnation proceedings against the Isabella Owned Property or Isabella Leased Real Property.
4.18Intellectual Property; Company Systems.
(a)Isabella and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Isabella, (a) (i) the use of any Intellectual Property by Isabella and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Isabella or any Isabella Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Isabella, no person has asserted in writing to Isabella that Isabella or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Isabella, infringing on or otherwise violating, any right of Isabella or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Isabella or its Subsidiaries, and (c) neither Isabella nor any Isabella Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Isabella or any Isabella Subsidiary, and Isabella and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Isabella and its Subsidiaries.
(b)The computer, information technology and data processing systems, facilities and services used by Isabella or any Isabella Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Isabella Systems”), are reasonably sufficient for the conduct of the respective businesses of Isabella and the Isabella Subsidiaries as currently conducted and Isabella Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Isabella and the Isabella Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Isabella. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Isabella, to the knowledge of Isabella, since January 1, 2022, no third party has gained unauthorized access to any Isabella Systems owned or controlled by Isabella or any of the Isabella Subsidiaries. Isabella and the Isabella Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Isabella Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Isabella and the Isabella Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Isabella and the Isabella Subsidiaries.
(c)Each of Isabella and the Isabella Subsidiaries has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.
(d)Isabella maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data. To the knowledge of Isabella, Isabella has not experienced any material Security Breach. To the knowledge of Isabella, there are no material data security or other technological vulnerabilities with respect to Isabella’s information technology systems or networks.
4.19State Takeover Laws. No Takeover Statute is applicable to this Agreement, the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement under the MBCA or any other Law. With respect to the transactions contemplated hereby, no holder of the capital stock of Isabella or Merger Sub is entitled to exercise any appraisal rights under the MBCA or any successor statute, or any similar dissenter’s or appraisal rights.
4.20Reorganization. Isabella has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21Isabella Information. The information relating to Isabella and its Subsidiaries to be contained in the Proxy Statement and the S-4, and the information relating to Isabella and its Subsidiaries that is provided by Isabella or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Grand River or any of its Subsidiaries) shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Grand River or any of its Subsidiaries) shall comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.22Loan Portfolio.
(a)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Isabella, each Loan of Isabella and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Isabella and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Isabella, each outstanding Loan of Isabella or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Isabella and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c)None of the agreements pursuant to which Isabella or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d)Since January 1, 2022, neither Isabella nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.23Insurance. Isabella and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Isabella reasonably has determined to be prudent and consistent with industry practice, and Isabella and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Isabella and its Subsidiaries, Isabella or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
4.24No Financing. Isabella has, and will have as of the Effective Time, sufficient cash on hand available to pay the Aggregate Cash Consideration. Isabella does not need to obtain any financing in order to fund the payment of the Aggregate Cash Consideration.
4.25No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.
(a)No Isabella Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)No Isabella Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Isabella is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.
4.26No Other Representations or Warranties.
(a)Except for the representations and warranties made by Isabella and Merger Sub in this Article IV, neither Isabella nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Isabella, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Isabella and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Isabella nor Merger Sub nor any other person makes or has made any representation or warranty to Grand River or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Isabella, Merger Sub, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Isabella and Merger Sub in this Article IV, oral or written information presented to Isabella or any of its affiliates or representatives in the course of their due diligence investigation of Isabella, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)Isabella and Merger Sub acknowledge and agree that neither Grand River nor any other person has made or is making any express or implied representation or warranty with respect to Grand River, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

Article VARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Grand River Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Grand River Disclosure Schedule), required by law or as consented to in writing by Isabella, Grand River shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Grand River or Isabella to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2Grand River Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Grand River Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Grand River shall not, and Grand River shall not permit any of its Subsidiaries to, without the prior written consent of Isabella, which consent shall not be unreasonably withheld, delayed or denied:
(a)other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Grand River or any of its wholly-owned Subsidiaries to Grand River or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) dividends paid by any of the Subsidiaries of Grand River to Grand River or any of its wholly owned Subsidiaries, or (B) the acceptance of shares of Grand River Common Stock as payment for withholding Taxes or exercise price incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)except as set forth on Section 5.2(b)(ii) of the Grand River Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Grand River or any of its Subsidiaries;
(iv)issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Grand River or its Subsidiaries other than the Grand River 2026 Convertible Debt, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Grand River or its Subsidiaries, except pursuant to the vesting or settlement of Grand River Equity Awards in accordance with their terms;
(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;
(d)except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned Subsidiary of Grand River;
(e)in each case except for transactions in the ordinary course of business, terminate, materially amend, renew, or waive any material provision of, any Grand River Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to Grand River, or enter into any contract that would constitute a Grand River Contract if it were in effect on the date of this Agreement;
(f)except as required under the terms of any Grand River Benefit Plan existing as of the date hereof or as set forth on Section 5.2(f) of the Grand River Disclosure Schedule or applicable law, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a Grand River Benefit Plan if in effect on the date hereof, (ii) amend (whether in writing or orally) any Grand River Benefit Plan, except to comply with applicable law, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for wage increases in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of Grand River or any of its Subsidiaries;
(g)settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of Grand River or its Subsidiaries, or, after the consummation of the Mergers, Isabella and its Subsidiaries;
(h)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)except as otherwise provided in this Agreement, amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j)materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(k)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(l)(i) enter into any new line of business, (ii) make any construction or land development loan in excess of $1,000,000 or (iii) make any other loan or extension of credit or grant additional credit to a current borrower, except in each case, in the ordinary course of business consistent with past practice; provided that any new individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit to an existing borrower, in each case, in excess of $250,000 (as to additional credit, such that the total credit exposure is in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Isabella), and any new individual secured loan or secured extension of credit or grant of additional secured credit to an existing borrower (without regard to type of collateral or method of security), in each case, in excess of $2,000,000 (as to additional credit, such that the total credit exposure is in in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Isabella) shall require the prior written approval of the Chief Credit Officer of Isabella or another officer designated in writing by Isabella, which approval or rejection shall be given in writing (e-mail to suffice) within three (3) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(m)take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(n)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(o)make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operational matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof), or (iii) hedging, in each case, except as required by Law or required or requested by a Governmental Entity;
(p)make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $50,000 individually or $100,000 in the aggregate;
(q)make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;
(r)knowingly take action that would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368 of the Code;
(s)make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(t)materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or
(u)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3Isabella Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Isabella Disclosure Schedule), required by law or as consented to in writing by Grand River, Isabella shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Grand River or Isabella to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.4Isabella Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Isabella Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Isabella shall not, and Isabella shall not permit any of its Subsidiaries to, without the prior written consent of Grand River:
(a)adjust, split, combine or reclassify any capital stock of Isabella;
(b)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(c)amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries in a manner that would materially and adversely affect the holders of Grand River Common Stock, as prospective holders of Isabella Common Stock relative to other holders of Isabella Common Stock;
(d)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(e)knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Isabella or its Subsidiaries to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;
(f)knowingly take action that would prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368 of the Code;
(g)take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, provided nothing herein shall be construed to limit or prohibit Isabella from issuing additional shares of common stock or issuing debt securities prior to the Closing; or

(h)agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.
Article VIARTICLE VI

ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)Promptly after the date of this Agreement, Isabella shall prepare and file with the SEC, and Grand River shall cooperate in the preparation of, the Proxy Statement, and Isabella shall prepare and file with the SEC, and Grand River shall cooperate in the preparation of, the S-4, in which the Proxy Statement shall be included as a prospectus. Isabella shall use its reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement. Each of Isabella and Grand River shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Grand River shall thereafter mail or deliver the Proxy Statement to its shareholders. Isabella shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Grand River shall furnish all information concerning Grand River and the holders of Grand River Common Stock as may be reasonably requested in connection with any such action.
(b)The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Isabella shall use its reasonable best efforts to make any initial application filings with Governmental Entities within sixty (60) days from the date hereof. Isabella and Grand River shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Grand River or Isabella, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, non-objections, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board and the DIFS and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Isabella or its Subsidiaries, and Grand River or its Subsidiaries shall not be permitted (without the written consent of Isabella), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations of financial condition of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Mergers and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
(d)Isabella and Grand River shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Isabella, Grand River or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.
(e)Isabella and Grand River shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2Access to Information; Confidentiality.
(a)Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, Grand River, for the purposes of verifying Grand River’s representations and warranties and preparing for the Mergers, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Isabella, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with Isabella in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, Grand River shall, and shall cause its Subsidiaries to, make available to Isabella (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Grand River is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Isabella may reasonably request. Notwithstanding the foregoing, Grand River nor any of its Subsidiaries shall not be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of Grand River’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Isabella shall hold all information furnished by or on behalf of Grand River or any of Grand River’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Nondisclosure Agreement, dated December 31, 2025, by and between Isabella and Grand River, as amended, restated or otherwise modified (the “Confidentiality Agreement”).
(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein. In the event either party becomes aware of any breach or potential breach of any representation or warranty, such party shall promptly notify the other party thereof so as to permit the applicable party an opportunity to cure such breach to the extent reasonably possible.
6.3Non-Control. Nothing contained in this Agreement shall give either Isabella or Grand River, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Isabella and Grand River shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.4Shareholder Approval.
(a)Grand River shall call, give notice of, convene and hold a meeting of its shareholders (the “Grand River Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective, and not later than forty-five (45) days from the date the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Grand River Vote required in connection with this Agreement and the Mergers, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Grand River shall use its reasonable best efforts to cause the Grand River Meeting to occur as soon as reasonably practicable and on such date as mutually agreed to by the Parties. The Grand River Meeting may be held virtually, subject to applicable law and the organizational documents of Grand River.

(b)Subject to Section 6.4(c), Grand River and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Grand River, the Requisite Grand River Vote, including by communicating to the shareholders of Grand River its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of Grand River approve this Agreement and the transactions contemplated hereby (the “Grand River Board Recommendation”). Subject to Section 6.4(c), Grand River and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Isabella the Grand River Board Recommendation, (ii) fail to make the Grand River Board Recommendation, in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Grand River Board Recommendation, within ten (10) business days (or such fewer number of days as remains prior to the Grand River Meeting) after an Acquisition Proposal is made public or any request by Isabella to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(c)Subject to Section 8.1 and Section 8.2, if the Board of Directors of Grand River, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Grand River Board Recommendation, the Grand River Board of Directors may prior to the receipt of the Requisite Grand River Vote, submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Grand River Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Grand River Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.12, and (ii) the Grand River Board of Directors (A) gives Isabella at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) business day period, Grand River has considered and negotiated (and has caused its Representatives to consider and negotiate) with Isabella in good faith (to the extent that Isabella desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Isabella (if applicable) and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Grand River Board Recommendation and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).

(d)Subject to applicable law, Grand River shall adjourn or postpone the Grand River Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Grand River Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Grand River has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Grand River Vote, and subject to the terms and conditions of this Agreement, Grand River shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Grand River Vote; provided however, that Grand River shall not be required to adjourn or postpone the Grand River Meeting more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Grand River Meeting shall be convened and this Agreement shall be submitted to the shareholders of Grand River at the Grand River Meeting and nothing contained herein shall be deemed to relieve Grand River of such obligation.
6.5Legal Conditions to Merger. Subject in all respects to Section 6.1(c) of this Agreement, each of Isabella and Grand River shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, non-objection, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Isabella or Grand River or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.
6.6Stock Exchange Listing. Isabella shall cause the shares of Isabella Common Stock to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.7Employee Matters.
(a)During the period commencing on the Closing Date and ending on the first anniversary thereof (the “Continuation Period”), Isabella shall or shall cause the Surviving Entity to provide the employees of Grand River and its Subsidiaries who continue to be employed by Isabella or its Subsidiaries (including, for the avoidance of doubt, the Surviving Entity and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by Isabella, the Surviving Entity or its Subsidiaries after the Effective Time, with base salaries and wages that are substantially comparable in the aggregate to the base salaries and wages provided to similarly situated employees of Isabella and its Subsidiaries; provided that Isabella may satisfy its obligation under this Section 6.7(a) by providing or causing the Surviving Entity to provide such Continuing Employees with base salaries and wages that are substantially comparable to the base salaries and wages provided by Grand River or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)Except as otherwise set forth in this Section 6.7(b), during the Continuation Period, Isabella shall or shall cause the Surviving Entity to provide the Continuing Employees, while employed by the Surviving Entity or its Subsidiaries after the Effective Time, with employee benefits and health insurance that are substantially similar in the aggregate to the employee benefits and health insurance provided to similarly situated employees of Isabella and its Subsidiaries, provided that, for purposes of this Section 6.7(b), employee benefits shall not include any defined benefit pension plan; provided further that until such time as Isabella fully integrates Continuing Employees into its employee benefits and health insurance plans, Isabella may satisfy its obligation under this Section 6.7(b) by providing or causing the Surviving Entity to provide such Continuing Employees with employee benefits and health insurance that are substantially comparable in the aggregate to the employee benefits and health insurance provided by Grand River or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(c)Isabella and Grand River may provide retention incentives to certain employees of Grand River or its Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees, amounts, and specific terms of such retention bonuses to be mutually determined by the President and Chief Executive Officer of Isabella and the President and Chief Executive Officer of Grand River. Such designated employees will enter into retention agreements to be provided by Isabella and reasonably acceptable to Grand River.
(d)From and after the Effective Time, Isabella or the Surviving Entity shall assume and honor all employment and change in control agreements that Grand River and its Subsidiaries have with their current and former officers, directors and employees as listed in Section 6.7(d) of the Grand River Disclosure Schedule, it being understood that the transactions contemplated by this Agreement constitute a “change in control” (or equivalent term) for purposes of such employment and change in control agreements and other Grand River Benefit Plans. Grand River and D. Drew Ysseldyke shall enter into an amendment to the executive’s employment agreement in the form set forth in Section 6.7(d) of the Isabella Disclosure Schedule and Isabella Bank Corporation, Grand River Bank and Robert P. Bilotti shall enter into a waiver agreement in the form set forth in Section 6.7(d) of the Isabella Disclosure Schedule, and the amendment and waiver agreement shall be signed and dated by the parties on the same date this Agreement is executed.
(e)With respect to any employee benefit plans of Isabella or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Isabella shall or shall cause the Surviving Entity to use commercially reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Grand River Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a Grand River Benefit Plan (to the same extent that such credit was given under the analogous Grand River Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with Grand River and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Grand River Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(f)Unless otherwise agreed between Isabella and Grand River, no later than five (5) days prior to the Closing Date, effective as of the business day immediately preceding the Closing Date and contingent upon the consummation of the Mergers, Grand River shall terminate the Grand River 401(k) Plan (the “Grand River 401(k) Plan”). Grand River shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Grand River 401(k) Plan effective as of the Closing Date. The Surviving Entity shall take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the Closing Date, all employee and employer contributions to the Grand River 401(k) Plan on behalf of each Continuing Employee in respect of all periods of service ending on or prior to the Closing Date. At least five (5) business days prior to the Closing Date, Grand River shall provide Isabella with resolutions adopted by Grand River’s Board of Directors terminating the Grand River 401(k) Plan, the form and substance of which shall be subject to the prior written approval of Isabella, which will not be unreasonably withheld. Continuing Employees shall be eligible to participate, effective as of the day after the Closing Date, in a 401(k) plan sponsored or maintained by Isabella or one of its Subsidiaries (“Isabella 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Isabella and Grand River shall take any and all actions as may be required, including amendments to any Isabella 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Isabella 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in kind benefits (if permitted by the Isabella 401(k) Plan), outstanding participant loans or a combination thereof.
(g)As of the Effective Time, Isabella shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of Grand River and its Subsidiaries (the “Grand River PTO Policies”) (including any PTO carried over from a prior year in accordance with Grand River PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of Isabella (“Isabella PTO Policy”) in the same manner as provided to similarly situated employees of Isabella or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with Grand River and its Subsidiaries for purposes of determining PTO under the Isabella PTO Policy.
(h)To each eligible Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments whose employment is terminated without cause on or within six (6) months following the Closing Date, Isabella shall or shall cause the Surviving Entity to provide severance benefits provided under Section 6.7(h) of the Isabella Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(i)Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Grand River or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Grand River, Isabella or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Grand River, Isabella or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Grand River or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Grand River Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Grand River Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.
6.8Indemnification; Directors’ and Officers’ Insurance.
(a)For a period of six (6) years after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Grand River pursuant to the Grand River Articles, Grand River Bylaws, the governing or organizational documents of any Subsidiary of Grand River, any indemnification agreements in existence as of the date hereof that have been disclosed to Isabella, or the MBCA, each present and former director or officer of Grand River and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Grand River Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Grand River or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Grand River Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such Grand River Indemnified Party is not entitled to indemnification.
(b)For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Grand River (provided, that the Surviving Entity may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Grand River or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Entity shall not be obligated to expend an aggregate amount in excess of 250% of the current annual premium paid as of the date hereof by Grand River for such insurance (the “Premium Cap”). In the event that the Premium Cap is insufficient for such coverage, the Surviving Entity shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount. In lieu of the foregoing, Grand River, in consultation with, but only upon the consent of Isabella, may (and at the request of Isabella, Grand River shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year prepaid “tail” policy under Grand River’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Isabella shall not have any further obligations under this Section 6.8(b), other than to maintain such prepaid “tail” policy.
(c)The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Grand River Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Entity shall cause proper provision to be made so that the successors and assigns of the Surviving Entity shall expressly assume the obligations set forth in this Section 6.8. The obligations of the Surviving Entity under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect the Grand River Indemnified Parties or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Grand River Indemnified Party or affected person.
6.9Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Isabella, on the one hand, and a Subsidiary of Grand River, on the other) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Isabella.
6.10Advice of Changes. Isabella and Grand River shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11Litigation. Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either Isabella, Grand River, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Subsidiaries and affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Subsidiaries or affiliates.
6.12Acquisition Proposals.
(a)Grand River agrees that it shall not, and shall cause its Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Grand River Vote, Grand River receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.12, Grand River may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, prior to doing so, the Board of Directors of Grand River concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Grand River shall have provided such information to Isabella and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Grand River. Grand River shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Isabella with respect to any Acquisition Proposal. Grand River shall promptly (within twenty-four (24) hours) advise Isabella following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), shall provide Isabella with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep Isabella apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Grand River shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Isabella and its Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Grand River and its Subsidiaries or 25% or more of any class of equity or voting securities of Grand River or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Grand River, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Grand River or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Grand River, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Grand River or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Grand River. As used in this Agreement, “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that Grand River’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Grand River’s common stock or all, or substantially all, of the assets of Grand River, (y) would result in a transaction that (i) involves consideration to the holders of the shares of Grand River’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of Grand River’s common stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the shareholders of Grand River than the Mergers and the other transactions contemplated by this Agreement, and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(b)Nothing contained in this Agreement shall prevent Grand River or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13Public Announcements. Isabella and Grand River agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Isabella and Grand River. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby (including written employee and customer communications) shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.13; provided that, in the case of any such public releases, announcements or statements issued by Isabella, Isabella shall only be required to provide Grand River with the portions of such releases, announcements or statements that reference Grand River or the transactions contemplated hereby.
6.14Change of Method. Grand River and Isabella shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Grand River and Isabella (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Per Share Stock Consideration or the amount of Per Share Cash Consideration per share of Grand River Common Stock, (b) adversely affect the Tax treatment of holders of Grand River Common Stock or Isabella Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Grand River or Isabella pursuant to this Agreement, or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.15Takeover Statutes. None of Grand River, Isabella, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Grand River Voting Agreements, the Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this

Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.16Treatment of Grand River Debt. Prior to the Effective Time, Isabella and Grand River shall use reasonable efforts for Isabella to enter into a supplemental indenture or other documents necessary or appropriate to provide for assumption by Isabella, upon the Effective Time, of Grand River’s obligations under the Grand River subordinated notes due 2030. Further, following receipt of all Requisite Regulatory Approvals and the Requisite Grand River Vote, and if requested by Isabella, Grand River shall take such actions as necessary in order for the Grand River subordinated notes due 2030 to be redeemed promptly following the Closing Date.
6.17Operating Functions. To the extent permitted by Law and upon Isabella’s request, Grand River shall (and shall cause its Subsidiaries to) regularly discuss and reasonably cooperate with Isabella and Isabella Bank in connection with (a) planning for the efficient and orderly combination of Grand River and Isabella (including the combination of Isabella Bank and Grand River Bank) and the operation of the Surviving Entity and its Subsidiaries, and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Isabella may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.
6.18Exemption from Liability under Section 16(b). The Board of Directors of Isabella, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause any acquisitions of Isabella Common Stock by any holders of Grand River Common Stock who, immediately following the Mergers, will be officers or directors of Isabella subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19Conduct of Merger Sub. Isabella shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.
6.20Allowance for Credit Losses. Grand River shall maintain its allowance for credit losses in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations and not reduce its ratio of allowance for credit losses to total loans to less than 112% (the “Minimum Allowance Amount”). If the ratio of the allowance for credit losses to total loans is less than the Minimum Allowance Amount on the Business Day immediately prior to the Measurement Date, Grand River shall take or cause to be taken all action necessary to increase the allowance for credit losses to an amount equal to the Minimum Allowance Amount as of the Measurement Date.

6.21Dissolution of Subsidiary. Prior to the Effective Time, Grand River shall take, or cause to be taken, all necessary corporate and legal actions required to completely wind down and dissolve the Dissolved Subsidiary. Without limiting the generality of the foregoing, Grand River shall ensure that all required final dissolution documents have been filed with the Michigan LARA prior to the Effective Time.
6.22Articles of Amendment; Special Meeting of Grand River Shareholders.
(a)Within twenty (20) Business Days after the date of this Agreement, Grand River shall prepare and mail, and provide Isabella an opportunity to reasonably review and comment on, an annual or special meeting proxy statement (the “Grand River Articles of Amendment Proxy Statement”) relating to the meeting of Grand River’s shareholders to be held in connection with approving the amendment to Grand River’s articles of incorporation to create a class of non-voting common stock of Grand River (the “Grand River Articles of Amendment”).
(b)Grand River shall call, give notice of, convene and hold a meeting of its shareholders (the “Grand River Articles of Amendment Meeting”) to be held within 45 days after the date of this Agreement, for the purpose of obtaining approval of the Grand River Articles of Amendment.
(c)Grand River and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Grand River the requisite vote of Grand River shareholders required to approve the Grand River Articles of Amendment, including by communicating to the shareholders of Grand River its recommendation (and including such recommendation in the Grand River Articles of Amendment Proxy Statement) that the shareholders of Grand River approve the Grand River Articles of Amendment (the “Grand River Articles of Amendment Board Recommendation”) and following such shareholder approval Grand River shall take all necessary actions to affect the Grand River Articles of Amendment. Grand River and its Board of Directors shall not (i) withhold, withdraw, modify or qualify the Grand River Articles of Amendment Board Recommendation, (ii) fail to make the Grand River Articles of Amendment Board Recommendation, in the Grand River Articles of Amendment Proxy Statement, (iii) fail to publicly and without qualification reaffirm the Grand River Articles of Amendment Board Recommendation within ten (10) business days (or such fewer number of days as remains prior to the Grand River Articles of Amendment Meeting) after any request by Isabella to do so, or (iv) publicly propose to do any of the foregoing (any of the foregoing, a “Articles of Amendment Recommendation Change”).
(d)Subject to applicable law, Grand River shall adjourn or postpone the Grand River Articles of Amendment Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Grand River Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Grand River has not received proxies representing a sufficient number of shares necessary to obtain the approval of shareholders of the Grand River Articles of Amendment, and subject to the terms and conditions of this Agreement, Grand River shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain such approval of Grand River shareholders.

Article VIIARTICLE VII

CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approval. The Requisite Grand River Vote shall have been obtained.
(b)Nasdaq Listing. The shares of Isabella Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.
(c)Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
(d)S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2Conditions to Obligations of Isabella and Merger Sub. The obligations of Isabella and Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Isabella at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of Grand River set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Grand River set forth in Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Grand River set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Grand River or the Surviving Entity. Isabella shall have received a certificate dated as of the Closing Date signed on behalf of Grand River by the Chief Executive Officer and the Chief Financial Officer of Grand River to the foregoing effect.
(b)Performance of Obligations of Grand River. Grand River shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Isabella shall have received a certificate dated as of the Closing Date signed on behalf of Grand River by the Chief Executive Officer and the Chief Financial Officer of Grand River to such effect.
(c)Federal Tax Opinion. Isabella shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Isabella, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Isabella and Grand River, reasonably satisfactory in form and substance to such counsel.
(d)No Materially Burdensome Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(e)Dissenting Shares. Dissenting Shares shall represent not more than ten percent (10%) of the outstanding shares of Grand River Common Stock.
(f)Minimum Adjusted Shareholders’ Equity Value.   The Adjusted Equity of Grand River shall be greater than or equal to $40.0 million, and Isabella shall have received a certificate signed on behalf of Grand River by the Chief Executive Officer and Chief Financial Officer of Grand River to such effect.
(g)Allowance for Credit Losses. As of the Closing Date, Grand River’s allowance for credit losses shall be equal to at least the Minimum Allowance Amount.

(h)Grand River Articles of Amendment. Grand River shall have obtained the requisite vote of Grand River shareholders required to approve the Grand River Articles of Amendment.
(i)Conversion of Debt. Prior to the Closing Date, the Grand River 2026 Convertible Debt shall have been converted into Grand River Common Stock pursuant to the terms of its governing documents.
7.3Conditions to Obligations of Grand River. The obligation of Grand River to effect the Mergers is also subject to the satisfaction or waiver by Grand River at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of Isabella and Merger Sub set forth in Sections 4.2(a), 4.8(a) and 4.19 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Isabella set forth in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Isabella set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Isabella. Grand River shall have received a certificate dated as of the Closing Date signed on behalf of Isabella by the Chief Executive Officer and the Chief Financial Officer of Isabella to the foregoing effect.
(b)Performance of Obligations of Isabella. Isabella shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Grand River shall have received a certificate dated as of the Closing Date signed on behalf of Isabella by the Chief Executive Officer and the Chief Financial Officer of Isabella to such effect.
(c)Federal Tax Opinion. Grand River shall have received the opinion of Hunton Andrews Kurth LLP, in form and substance reasonably satisfactory to Grand River, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Isabella and Grand River, reasonably satisfactory in form and substance to such counsel.
Article VIIIARTICLE VIII

TERMINATION AND AMENDMENT
8.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Grand River Vote:
(a)by mutual written consent of Isabella and Grand River;
(b)by either Isabella or Grand River if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)by either Isabella or Grand River if the Mergers shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d)by either Isabella or Grand River (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Grand River, in the case of a termination by Isabella, or Isabella or Merger Sub, in the case of a termination by Grand River, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Isabella, or Section 7.3, in the case of a termination by Grand River, and which is not cured within forty-five (45) days following written notice to Grand River, in the case of a termination by Isabella, or Isabella, in the case of a termination by Grand River, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)by Isabella prior to such time as the Requisite Grand River Vote is obtained, if (i) Grand River or the Board of Directors of Grand River shall have made a Recommendation Change or (ii) Grand River or the Board of Directors of Grand River shall have breached its obligations under Sections 6.4 or 6.12 in any material respect;

(f)by Isabella or Grand River, following the Grand River Meeting (including any adjournments or postponements thereof), if Grand River (i) has not breached any of its obligations under Section 6.4 or Section 6.12 in any material respect, and (ii) failed to obtain the Requisite Grand River Vote at the Grand River Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or
(g)by Isabella if (i) Grand River or the Board of Directors of Grand River shall have made an Articles of Amendment Recommendation Change, (ii) Grand River or the Board of Directors of Grand River shall have breached its obligations under Section 6.22 in any material respect or (iii) (A) Grand River failed to obtain the requisite vote of Grand River shareholders required to approve the Grand River Articles of Amendment at the Grand River Articles of Amendment Meeting and (B) Grand River failed to convert all of the Grand River 2026 Convertible Debt into Grand River Common Stock by the later of (x) September 1, 2026 or (y) the initial date of the Grand River Meeting (for the avoidance of doubt, the initial date of the Grand River Meeting shall be deemed to be the date of such meeting as disclosed in the S-4 at the time the S-4 is declared effective and shall not take into account any adjournments or postponements of the Grand River Meeting).
The party desiring to terminate this Agreement pursuant to clauses (b) through (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2Effect of Termination.
(a)In the event of termination of this Agreement by either Isabella or Grand River as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Isabella, Grand River, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Isabella, Merger Sub or Grand River shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.
(b)
(i)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Grand River or shall have been made directly to the shareholders of Grand River generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Grand River Meeting) an Acquisition Proposal, in each case with respect to Grand River and (A) (x) thereafter this Agreement is terminated by either Isabella or Grand River pursuant to Section 8.1(c) without the Requisite Grand River Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 having been satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by Isabella pursuant to

Section 8.1(d) as a result of a willful breach of this Agreement by Grand River, or (z) this Agreement is terminated by either Isabella or Grand River pursuant to Section 8.1(f), and (B) prior to the date that is twelve (12) months after the date of such termination, Grand River enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Grand River shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Isabella, by wire transfer of same day funds, a fee equal to $2.18 million (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii)In the event that this Agreement is terminated by Isabella pursuant to Section 8.1(e) or Section 8.1(g), then Grand River shall pay Isabella, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.
(c)Notwithstanding anything to the contrary herein, but without limiting the right of Isabella to recover liabilities or damages arising out of Grand River’s fraud or its willful and material breach of any provision of this Agreement, in no event shall Grand River be required to pay the Termination Fee more than once.
(d)Each of Isabella and Grand River acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Isabella would not enter into this Agreement; accordingly, if Grand River fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Isabella commences a suit which results in a judgment against Grand River for the Termination Fee or any portion thereof, Grand River shall pay the costs and expenses of Isabella (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Grand River fails to pay the amounts payable pursuant to this Section 8.2, then Grand River shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amount payable by Grand River pursuant to Section 8.2(b) and this Section 8.2(d) constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Isabella in the event of a termination of this Agreement specified in such applicable section.

Article IXARTICLE IX

GENERAL PROVISIONS
9.1Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Grand River Vote; provided, that after the receipt of the Requisite Grand River Vote, there may not be, without further approval of the shareholders of Grand River, any amendment of this Agreement that requires such further shareholder approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of Isabella or Merger Sub, in the case of Grand River, or Grand River, in the case of Isabella, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the receipt of the Requisite Grand River Vote, there may not be, without further approval of the shareholders of Grand River any extension or waiver of this Agreement or any portion thereof that requires such further shareholder approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Mergers or the Bank Merger shall be borne equally by Isabella and Grand River.
9.5Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)if to Isabella or Merger Sub, to:

Isabella Bank Corporation
401 N. Main St
Mt. Pleasant, MI 48858
Attention:    Jerome E. Schwind, President and Chief Executive Officer
Email:        jschwind@isabellabank.com

(b)With copies (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:    Steven Lanter
        Benjamin M. Azoff
Email:        slanter@luselaw.com
        bazoff@luselaw.com

(c)if to Grand River, to:
(a)Grand River Commerce, Inc.
4471 Wilson Avenue SW
Grandville, MI 49418
Attention:    Robert P. Bilotti, Chairman, President and Chief Executive
    Officer
Email:     Robert.Bilotti@grandriverbank.com

With copies (which shall not constitute notice) to:

Hunton Andrews Kurth, LLP
1445 Ross Avenue, #3700
Dallas, Texas 75202
Attention:     Peter Weinstock
    Nathaniel B. Jones
Email:     pweinstock@hunton.com
    njones@hunton.com

9.6Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections,

Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Grand River means the actual knowledge of any of the officers of Grand River listed on Section 9.6 of the Grand River Disclosure Schedule, and the “knowledge” of Isabella means the actual knowledge of any of the officers of Isabella listed on Section 9.6 of the Isabella Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Michigan are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, (ii) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger, and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. The Grand River Disclosure Schedule and the Isabella Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9Governing Law; Jurisdiction.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Isabella County, Michigan (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Grand River, in the case of Isabella or Merger Sub, or Isabella, in the case of Grand River. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty or covenant shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.5(g)(8), or MCL 487.12109) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law and regulation. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Isabella, Merger Sub and Grand River have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
ISABELLA BANK CORPORATION
By:    /s/ Jerome E. Schwind
    Name: Jerome E. Schwind
    Title: President and Chief Executive Officer
401 MERGER SUB, INC.
By:    /s/ Jerome E. Schwind
    Name: Jerome E. Schwind
    Title: President
GRAND RIVER COMMERCE, INC.
By:    /s/ Robert P. Bilotti
    Name: Robert P. Bilotti
    Title: Chairman, President and Chief
Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AGREEMENT AND PLAN OF MERGER
BETWEEN ISABELLA BANK AND GRAND RIVER BANK

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 11, 2026, by and between Isabella Bank, a Michigan state-chartered bank (hereinafter called “Isabella” or, where appropriate, the “Surviving Bank”) and Grand River Bank, a Michigan state-chartered bank (“Grand River”) (hereinafter Isabella and Grand River are sometimes referred to together as the “Merging Banks”).

RECITALS

IA.    Grand River is a state member bank organized under the laws of the State of Michigan with its main banking premises located at 4471 Wilson Avenue, Southwest, Grandville, Michigan 49418.

IIB.    Isabella is a state member bank organized under the laws of the State of Michigan with its main banking premises located at 139 East Broadway Street, Mount Pleasant, Michigan 48858.
IIIC.    Isabella is a wholly-owned subsidiary of Isabella Bank Corporation, a Michigan corporation (“Isabella Parent”).

IVD.    Grand River is a wholly-owned subsidiary of Grand River Commerce, Inc., a Michigan corporation (“Grand River Parent”).

VE.    Isabella Parent and Grand River Parent are parties to an Agreement and Plan of Merger dated as of June 11, 2026 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Grand River Parent will be consolidated with and into Isabella Parent, with Isabella Parent surviving such consolidation as the surviving corporation (the “Parent Merger”). As a result of the Parent Merger Agreement, each outstanding share of Grand River Parent common stock issued and outstanding immediately prior to the effective time of the Parent Merger (the “Parent Effective Time”) will have the right to elect to receive, subject to adjustment in accordance with the Parent Merger Agreement (i) the amount of cash equal to the quotient of $18,262,391 divided by the product obtained by multiplying (x) the number of shares of Grand River Common Stock issued and outstanding as of the Effective Time by (y) 0.35 (the “Per Share Cash Consideration”); or (ii) a number (the “Exchange Ratio”) of shares of Isabella Parent common stock equal to the quotient of (A) 839,003 shares of Isabella Parent common stock divided by (B) the difference of (1) the aggregate number of shares of Grand River Common Stock issued and outstanding immediately prior to the Effective Time minus (2) (x) the number of shares of Grand River Common Stock issued and outstanding as of the Effective Time by (y) 0.35 (the “Per Share Stock Consideration”), and in the aggregate, elections will be subject to proration procedures whereby 65% of the shares of Grand River Parent common stock will be exchanged for the Per Share Stock Consideration and 35% of the shares of Grand River Parent common stock will be exchanged for the Cash Per Share Consideration. Pursuant to the terms of this Agreement, at the Effective Time, Grand River will be consolidated with and into Isabella with Isabella as the survivor (the “Merger”).

VIF.    The Board of Directors of each of Grand River and Isabella deems it advisable to consolidate the Merging Banks under the charter of Isabella and the name of “Isabella Bank”, subject to the terms and conditions set forth in this Agreement and in accordance with applicable laws of the United States and the State of Michigan. A majority of Board of Directors of each of the Merging Banks has approved the Merger and authorized the execution of this Agreement.

NOW THEREFORE, in consideration of the premises and of the agreements, covenants and conditions hereinafter contained, the Merging Banks agree as follows:

ARTICLE I
THE MERGER

1. 1.1    Surviving Bank. Subject to the terms and conditions set forth herein, Grand River shall be consolidated into, and under the charter of, Isabella pursuant to the provisions of, and with the effect provided in, the Michigan Banking Code of 1999, as amended (“Michigan Banking Code”), and Isabella shall be the bank resulting from such consolidation (“Surviving Bank”). The name of the Surviving Bank shall be “Isabella Bank,” and the present main banking premises of 139 East Broadway Street, Mount Pleasant, MI 48858 shall be the main banking premises of the Surviving Bank. The former main office and branch offices of Grand River shall be operated as branches of the Surviving Bank immediately following the Effective Time.

9.11.2    Regulatory Approval of Bank Merger. As soon as is reasonably practicable after the date hereof, this Agreement shall be submitted to the Board of Governors of the Federal Reserve System (the “Federal Reserve Board“) under the Bank Merger Act (12 USC 1828(c)) and the Director of the Department of Insurance and Financial Services of Michigan (the “DIFS”) for approval pursuant to Section 3701 and related sections of the Michigan Banking Code.

9.21.3    Effective Time. The Bank Merger shall become effective at such time and date as are agreed to by Isabella and Grand River, subject to the approval of the Federal Reserve Board and DIFS or such other time and date as shall be provided by law. The date and time of such effectiveness is herein referred to as the “Effective Time.

9.31.4    Charter. The charter of Isabella, as in effect as of the Effective Time, shall be the charter of the Surviving Bank until the same shall be thereafter altered and amended.

9.41.5    Bylaws. The bylaws of Isabella, as in effect as of the Effective Time, shall be the bylaws of the Surviving Bank until the same shall be thereafter altered, amended or repealed in accordance with said bylaws, the charter of the Surviving Bank, and applicable law.

ARTICLE II
EFFECT OF MERGER

2.1    Corporate Existence. As of the Effective Time, the corporate existences of each of the Merging Banks shall, with the full effect provided for in the Michigan Banking Code, be consolidated into and continued in the Surviving Bank under the charter of Isabella. The Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks, with all the property, rights, powers, duties and obligations of each of the Merging Banks except as affected by the laws of the State of Michigan and by the charter and bylaws of the Surviving Bank. The separate existence of Grand River shall cease, except to the extent provided by applicable law.

2.2    Rights and Liabilities of the Surviving Bank. The Surviving Bank shall be liable for all liabilities of each of the Merging Banks, and all rights, franchises and interests of each of the Merging Banks in and to every species of property, real, personal and mixed, and choses in action thereunto belonging, shall be deemed to be transferred to and vested in the Surviving Bank without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises, and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds guardian, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights of property, franchises and interests were held and enjoyed by each of the Merging Banks. Any reference to any of the Merging Banks in any writing, whether executed or taking effect before or after the Merger, shall be deemed a reference to the Surviving Bank if not inconsistent with the other provisions of such writing.

2.3    Books of the Surviving Bank. The assets, liabilities, reserves, and accounts of each of the Merging Banks shall be recorded on the books of the Surviving Bank at the amounts at which each shall have been carried on the books of the Merging Banks at the Effective Time.

2.4    Board of Directors. The Board of Directors of Isabella immediately prior to the Effective Time shall continue serving as the directors of the Surviving Bank. Each director shall hold office from and after the time of his or her qualification to serve as a director of the Surviving Bank and until his or successor is elected and has qualified.

2.5    Executive Officers. The executive officers of Isabella immediately prior to the Effective Time shall continue serving as the officers of the Surviving Bank.

ARTICLE III
TREATMENT OF STOCK

3.1    Treatment of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of such shares of stock:

(a)    Isabella Stock. Each share of common stock of Isabella, issued and outstanding immediately prior to the Effective Time shall remain outstanding at and after the Effective Time as one share of common stock of the Surviving Bank.

(b)    Grand River Stock. Each share of common stock of Grand River issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled as of the Effective Time.

3.2    Surviving Bank. The Surviving Bank will have capital stock outstanding of $[●], divided into [●] shares of issued and outstanding common stock, [●] par value per share.

ARTICLE IV
CONDITIONS PRECEDENT

4.1    Conditions Precedent. Effectuation of the Merger herein provided for is conditioned upon:

(a)    approval of this Agreement by vote of the shareholders of Grand River and Isabella as required by law;

(b)    approval of this Agreement and the Merger by the Federal Reserve Board and DIFS and all waiting periods required by law shall have expired;

(c)    the transactions contemplated in the Parent Merger Agreement shall have been consummated simultaneously with or prior to the consummation of the Merger;

(d)    there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; and

(e)    procurement of all other actions, consents, approvals and rulings, governmental or otherwise, and satisfaction of all other requirements prescribed by law, which are, or in the opinion of counsel for Isabella, may be, necessary to consummate the Merger or, to permit or enable the Surviving Bank, upon and after the Merger, to conduct all or any part of the business and activities of Grand River or Isabella in the manner in which such business and activities were conducted by each of them prior to the Merger.

ARTICLE V
GENERAL PROVISIONS

5.1    Post-Merger Agreements. Each of the Merging Banks hereby appoints the Surviving Bank to be its true and lawful attorney for the purpose of taking, in its name, place and stead, any and all actions that the Surviving Bank deems necessary or advisable to vest in the Surviving Bank title to all property or rights of each of the Merging Banks or otherwise to effect the purposes of this Agreement, and each of the Merging Banks hereby grants to said attorney full power and authority to take all actions necessary to effect those purposes, including the power to execute, in its name, place and stead, such further assignments or assurances in law necessary or advisable to vest in the Surviving Bank title to all property and rights of each of the Merging Banks.

5.2    Termination. This Agreement may be terminated by mutual consent of the respective boards of directors of Isabella and Grand River and shall automatically terminate without any action by either of the Merging Banks, immediately upon the termination of the Parent Merger Agreement. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and none of Isabella or Grand River, or any of the officers or directors of either of them, shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

5.3    Amendment. To the extent permitted by applicable Michigan banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

5.4    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to any applicable conflicts of law.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, each of the Merging Banks has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

ISABELLA BANK

By:
	Name:	Jerome E. Schwind
	Title:	President and Chief Executive Officer

GRAND RIVER BANK

By:
	Name:	Robert P. Bilotti
	Title:	Chairman, President and Chief Executive Officer

Signature Page to Bank Merger Agreement

Exhibit B

FORM OF VOTING AGREEMENT

June 11, 2026

Grand River Commerce, Inc.
4471 Wilson Avenue SW
Grandville, MI 49418

Ladies and Gentlemen:

The undersigned shareholder (the “Shareholder”) of Grand River Commerce, Inc., a Michigan corporation (“Grand River”), in the Shareholder's capacity as a shareholder of Grand River, and not in his or her capacity as a director or officer of Grand River, as applicable, hereby acknowledges that Grand River, Isabella Bank Corporation, a Michigan corporation (“Isabella”), and Isabella Merger Sub, Inc., a Michigan corporation and a wholly owned subsidiary of Isabella (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the same date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Grand River, with Grand River as the surviving corporation (the “Interim Surviving Corporation”) in such merger (the “Merger”) and, immediately following the Merger, the Interim Surviving Corporation will merge with and into Isabella, with Isabella as the surviving corporation of such Merger (the “Second Step Merger”, and together with the Merger, the “Mergers”). A copy of the Merger Agreement has been provided to the Shareholder. Capitalized terms used but not defined herein are to be deemed to have the same meanings assigned to them in the Merger Agreement.

As an inducement to and condition of Isabella’s willingness to enter into the Merger Agreement, the Shareholder hereby agrees, represents and warrants as follows:

1.            Owned Shares. As of the date hereof, the Shareholder owns (of record or beneficially) and has the full power and authority to vote [●] shares of Grand River Common Stock (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Grand River Common Stock as to which the Shareholder acquires beneficial or record ownership after the date hereof. The Owned Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations or compliance with the restrictions under this agreement. The Shareholder does not beneficially own any shares of Grand River Common Stock other than the Owned Shares.

2.            Agreement to Vote Owned Shares. The Shareholder agrees that, at the Grand River Meeting or any other meeting or action of the shareholders of Grand River, including a written consent solicitation, the Shareholder will (a) appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, (b) vote all of the Owned Shares (or otherwise provide a proxy, consent or voting instruction or direction) in favor of (i) approval of the Merger Agreement, the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the transactions contemplated by the Merger Agreement and (ii) the adjournment or postponement of Grand River Meeting, (c) not initiate any proxy solicitation or undertake any other efforts against the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement, and (d) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal with respect to Grand River or any action that is intended to, or could reasonably be expected to, impede, interfere with, or delay or otherwise adversely affect the Mergers or the transactions contemplated by the Merger Agreement. Additionally, if prior to the Effective Time, a proposal is brought by Grand River to shareholders of Grand River to amend Grand River’s Articles of Incorporation for the purpose of creating a class of Grand River stock (the “Charter Amendment”), the Shareholder agrees that, at any such meeting or action of the shareholders of Grand River, including a written consent solicitation, the Shareholder will (a) appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, (b) vote all of the Owned Shares (or otherwise provide a proxy, consent or voting instruction or direction) in favor of (i) approval of the Charter Amendment and (ii) the adjournment or postponement of such meeting, (c) not initiate any proxy solicitation or undertake any other efforts against the Charter Amendment. Notwithstanding anything to the contrary in this agreement, the parties acknowledge that (x) this agreement is entered into by the Shareholder solely in his or her capacity as a holder of the Owned Shares and not in his or her capacity as a director and/or officer of Grand River or Grand River Bank, and that nothing in this agreement shall prevent the Shareholder from discharging his or her fiduciary duties as an executive officer or director of Grand River, as applicable, and (y) the taking of any actions (or failures to act) by any of the undersigned in such person’s capacity as an executive officer or director of Grand River shall not be deemed to constitute a breach of this agreement, including without limitation, the taking of any action permitted by and in accordance with Section 6.4 or Section 6.12 of the Merger Agreement.

3.            Transfer of Owned Shares and Grand River Common Stock. From the date hereof until the Effective Time, the Shareholder agrees that he or she will not, without the prior written consent of Isabella, directly or indirectly, sell, offer for sale, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, agreement, option, commitment, derivative or other arrangement or understanding with respect to any sale, offer for sale, transfer, pledge, assignment, encumbrance or other disposition (each, a “Transfer”) of any of the Owned Shares or the voting rights thereunder, other than (i) any Transfer made for bona fide estate planning purposes, (ii) any Transfer to an Affiliate of such Shareholder, or (iii) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any equity awards, stock options, warrants or the conversion of any convertible securities; provided that, in the case of the foregoing subclauses (i) and (ii) only, as a condition to such Transfer, such transferee agrees in writing to be bound by the applicable terms hereof and notice of such Transfer is provided to Isabella.
4.            Further Assurances. The Shareholder will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions as reasonably necessary, in order to fulfill his or her agreements and obligations contemplated hereby, including, without limitation, the agreement of the Shareholder to vote the Owned Shares in accordance with Section 2 hereof.

5.            No Solicitation. The Shareholder agrees that he or she shall not, and the Shareholder shall direct and use his or her reasonable best efforts to cause his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal with respect to Grand River, (b) engage or participate in any negotiations with any person concerning any Acquisition Proposal with respect to Grand River, (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an Acquisition Proposal with respect to Grand River, (d) enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, stock acquisition or disposition agreement, or other agreement (whether written or oral, binding or non-binding) in connection with or relating to any Acquisition Proposal with respect to Grand River, or (e) solicit proxies or initiate a shareholder vote with respect to an Acquisition Proposal with respect to Grand River or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to Grand River, except in each case to notify a person that has made or, to the knowledge of the Shareholder, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5. Notwithstanding the foregoing, in the event Grand River is engaging in discussions or negotiations with a person making an Acquisition Proposal in accordance with Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal, the Shareholder and his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) shall be entitled to engage in any discussions or negotiations that Grand River is permitted to engage in pursuant to Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal.

6.            Specific Performance. The parties agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions or temporary restraining order to prevent breaches or threatened breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

7.            Public Announcements. The Shareholder agrees that no public release or announcement or statement concerning this agreement or concerning the transactions contemplated by the Merger Agreement shall be issued by the Shareholder without the prior written consent of Isabella (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the Shareholder is subject, in which case the Shareholder shall consult with Isabella about, and allow Isabella reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this agreement in compliance with this Section 7.

8.            Termination of this Agreement. This agreement will terminate automatically upon the earliest to occur of: (i) the termination of the Merger Agreement by either or both of Grand River or Isabella pursuant to Section 8.1 of the Merger Agreement, (ii) the Effective Time, and (iii) the mutual written agreement of the parties; provided, however, that this Section 8 and Sections 11 through 25 of this agreement shall survive such termination. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

9.            Certain Representations and Warranties.

(a)           The Shareholder hereby represents and warrants to Isabella that the Shareholder has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of, constitute a default under, result in the creation of any Lien on any Owned Shares pursuant to any contract or other instrument; this agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution, and delivery hereof by Isabella, constitutes a legal, valid and binding agreement of the Shareholder, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions); there is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person, in each case, that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the performance by the Shareholder of his or her covenants, agreements and obligations hereunder.

(b)           Isabella hereby represents and warrants to the Shareholder that Isabella is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; Isabella has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of any contract; and this agreement has been duly executed and delivered by Isabella and, assuming due authorization, execution, and delivery hereof by the Shareholder, constitutes a legal, valid and binding agreement of Isabella, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions).

10.           Appraisal/Dissenters Rights. To the extent permitted by applicable law, the Shareholder hereby irrevocably and unconditionally waives and agrees not to exercise or perfect any rights of appraisal or rights to dissent from the Merger that the Shareholder may have with respect to the Owned Shares under applicable law.

11.           Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of Michigan without regard to any applicable conflicts of law.

12.          Counterparts. This agreement may be executed in two or more counterparts (including by electronic means, including a “.pdf” format data file), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13.          Chosen Courts. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this agreement or the transactions that are the subject of this agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 22.

14.          Severability. Whenever possible, each provision or portion of any provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

15.          Electronic Transmission. This agreement and any signed agreement or instrument entered into in connection with this agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of email delivery of a “.pdf” format data file to deliver a Grand River to this agreement or any amendment hereto or the fact that any Grand River or agreement or instrument was transmitted or communicated through the email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

16.           Amendment. Subject to compliance with applicable law, this agreement may be amended by the parties hereto. This agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

17.          Extension; Waiver. The Shareholder, with respect to Isabella, and Isabella, with respect to the Shareholder, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Isabella (in the case of the Shareholder) or the Shareholder (in the case of Isabella), (b) waive any inaccuracies in the representations and warranties of Isabella (in the case of the Shareholder) or the Shareholder (in the case of Isabella) contained herein, and (c) waive compliance with any of the agreements or satisfaction of any conditions of Isabella (in the case of the Shareholder) or the Shareholder (in the case of Isabella) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

18.          Interpretation. The parties have participated jointly in negotiating and drafting this agreement. In the event that an ambiguity or a question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this agreement. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. Whenever the words “include,” “includes” or “including” are used in this agreement, they shall be deemed to be followed by the words “without limitation.” This agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

19.          Entire Agreement. This agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

20.          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

21.           Assignment; Third-Party Beneficiaries. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
22.           Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other parties shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent at or prior to 5:00 p.m. local time of the recipient, and on the next business day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any “bounceback” or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 22):

(a)    If to the Shareholder, to:

c/o Grand River Commerce, Inc.
4471 Wilson Avenue SW
Grandville, MI 49418

Attention:    Robert P. Bilotti, Chairman, President and Chief Executive Officer
Email:         Robert.Bilotti@grandriverbank.com

With copies (which shall not constitute notice) to:

Hunton Andrews Kurth, LLP
1445 Ross Avenue, #3700
Dallas, Texas 75202
Attention:     Peter Weinstock, Nathaniel B. Jones

Email:     pweinstock@hunton.com; njones@hunton.com

(b)    if to Isabella, to:

Isabella Bank Corporation
401 N. Main St
Mt. Pleasant, MI 48858

Attention:    Jerome E. Schwind, President and Chief Executive Officer
Email:     jschwind@isabellabank.com

With copies (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
Attention:    Steven Lanter
        Benjamin M. Azoff
Email:        slanter@luselaw.com
        bazoff@luselaw.com

23.    Expenses. All costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

24.          No Ownership. Nothing contained in this agreement shall be deemed to vest in Isabella any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Shareholder, and Isabella shall have no authority to direct the Shareholder in the voting or disposition of any of the Owned Shares, except as provided herein.

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The undersigned has executed and delivered this agreement as of the day and year first above written.

SHAREHOLDER

By:
Name:
Title:

Accepted as of the Date first above written:

ISABELLA BANK CORPORATION

By:
	Name:	Jerome E. Schwind
	Title:	President and Chief Executive Officer